As filed with the Securities and Exchange Commission on May 6, 2002
                           Registration No. 333-74992
           -----------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           GRAVITY SPIN HOLDINGS, INC.

     Nevada                          7380                      98-0351859
(State or other               (Primary Standard             (I.R.S.Employer
  jurisdiction                    Industrial             Identification Number)
of incorporation            Classification Number)
or organization)

3110 E. Sunset Road, Suite H-1, Las Vegas, Nevada USA, 89120 (registered office)

                   30 Eglinton Avenue West, Suite 720, Box 72
                      Mississauga, Ontario, Canada L5R 3E7
                     Tel (905) 602-5229, Fax (905) 507-1761.
                               (operating office)

                                  With copy to:

                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                      Tel: (949)660-9700 Fax:(949)660-9010
                               (Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

Title of each                                  Proposed per      Proposed            Amount
Class of  Securities    Amount                 share maximum     maximum aggregate   of
To be registered        to be registered (2)   offering price    offering price      registration fee
-----------------------------------------------------------------------------------------------------
Common Shares:          10,771,600              $0.20 USD(1)     $2,154,320 USD      $568.74 USD

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) and based on a bona fide estimate of the maximum offering price.

(2)  All of the issued and outstanding common shares of Gravity Spin Holdings
     Inc. is being offered by the holders of such stock for resale.

                    Subject to Completion, dated May 6, 2002

                                   PROSPECTUS

                           GRAVITY SPIN HOLDINGS, INC.
                              A NEVADA CORPORATION

        10,771,600 Shares of Common Stock of Gravity Spin Holdings, Inc.



This prospectus relates to the resale of all of the issued and outstanding common shares (10,771,600) of Gravity Spin Holdings Inc. We have been advised by the selling stockholders that they are selling all the issued and outstanding shares being registered in this offering and they may sell all or a portion of their common shares offered from time to time in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or dealer. Our common stock is not currently listed on any national exchange or electronic quotation system. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. We will not receive proceeds from any sales of our common stock by the selling stockholders, but we will bear all expenses incurred in connection with the offering.


You should carefully consider the Risk Factors beginning on Page 1 of this
--------------------------------------------------------------------------
prospectus before purchasing any of the common stock offered by this prospectus.
-------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Our selling stockholders may not offer or sell their shares of our common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


The selling shareholders will offer the shares at the designated range until their shares are quoted on the Over the Counter (OTC) Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of the shares offered herein will range from $0.01 to $0.20 per share.

                   Estimated Maximum          Underwriting discounts   Proceeds to issuer
                   Offering Price Range to    and commissions
                   Public
----------------   ------------------------   ----------------------   -------------------
Per share          $0.01 to 0.20                      $0.00                    $0.00
Total maximum      $107,716 to $2,154,320             $0.00                    $0.00



                   The date of this prospectus is May 6, 2002.

                               ((((((Gravity Spin
                          Creative Business Solutions


                                TABLE OF CONTENTS


PROSPECTUS SUMMARY...........................................................1

THE OFFERING.................................................................1

SELECTED FINANCIAL INFORMATION...............................................1

Risk Factors.................................................................2

     We are a development stage company. We have had limited revenue and losses since inception and expect to continue incurring losses in the foreseeable future...............................................2
     We may need additional financing to implement our business plan and such financing may be unavailable or too costly.....................2
     The market place may not accept and utilize our services................2
     There is no assurance that our trade secrets will remain confidential and therefore our proprietary information may not be protected..........3
     If we lose key personnel or fail to attract key personnel it will affect the ability of our company to operate profitably........................3
     The inexperience of our management may affect our ability to be profitable and survive..................................................3
     Due to limitations on the liability of our directors and officers, and our indemnification of those officers and directors, we may have to pay for their errors.................................................3
     Absence of cash dividends may affect a shareholders return on his investment..............................................................4
     Risk of low priced securities may affect the liquidity of the company's stock...................................................................4
     Because there is presently no public market for our securities, an investor may not be able to liquidate the shares readily or at all......4
     The maintenance of our present operating subsidiary Gravity Spin Inc. depends on it maintaining a relatively small number of clients who account for a significant percentage of its business....................4
     Acquisitions could dilute shareholders and affect ongoing operations....5
     Because we are controlled by a small group of shareholders, investors will have little or no control over our company or our management.......5
     Our lack of long-term contracts with our clients reduces the predictability of our revenues..........................................5
     If we fail to accurately predict costs related to our fixed-fee projects, we may lose money on these projects.....................................6

FORWARD LOOKING STATEMENTS...................................................6

USE OF PROCEEDS..............................................................6

DETERMINATION OF SHARE PRICE.................................................6

DILUTION.....................................................................7

DIVIDEND POLICY..............................................................7

SELLING STOCKHOLDERS.........................................................7

PLAN OF DISTRIBUTION.........................................................9

LEGAL PROCEEDINGS...........................................................10



Registration Statements             Table of Contents                   Page i

                               ((((((Gravity Spin
                          Creative Business Solutions



DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROLING PERSONS.............11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............12

DESCRIPTION OF SECURITIES...................................................12

EXPERTS.....................................................................13

LIMITATION OF LIABILITY AND INDEMNIFICATION.................................13

DESCRIPTION OF BUSINESS.....................................................13

THE COMPANY.................................................................13

   OVERVIEW.................................................................13

THE COMMUNICATION-MARKETING INDUSTRY........................................13

   OVERVIEW OF THE INDUSTRY.................................................13

MARKET AND INDUSTRY TRENDS..................................................15

BUSINESS OF THE COMPANY.....................................................16

   HISTORY..................................................................16
   COMPETITIVE POSITIONING OF GRAVITY SPIN..................................16
   GROWTH STRATEGY..........................................................17
   CANADIAN PLAN OF OPERATIONS..............................................17
   UNITED STATES PLAN OF OPERATIONS.........................................18
   OPERATIONS...............................................................18
   BUSINESS DEVELOPMENT.....................................................20
   COMPETITION..............................................................20

DESCRIPTION OF PROPERTY.....................................................20

REGULATORY ENVIRONMENT......................................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS..................................................................21

   OVERVIEW.................................................................21

LIQUIDITY AND CAPITAL RESOURCES.............................................24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................25

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................25

EXECUTIVE COMPENSATION......................................................25

ADDITIONAL INFORMATION......................................................26

PART II.....................................................................42



Registration Statements             Table of Contents                   Page ii

                               ((((((Gravity Spin
                          Creative Business Solutions




INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................42

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.................................42

RECENT SALES OF UNREGISTERED SECURITIES.....................................42

EXHIBITS....................................................................45

UNDERTAKINGS................................................................45

POWER OF ATTORNEY...........................................................46

SIGNATURES..................................................................47




































Registration Statements             Table of Contents                   Page iii

                               ((((((Gravity Spin
                          Creative Business Solutions


PROSPECTUS SUMMARY

We were incorporated under the laws of the State of Nevada on April 4, 2001. Our United States offices are located at 3110 E. Sunset Road, Suite H-1, Las Vegas, Nevada 89120. Our principal office is located at 30 Eglinton Avenue West, Suite 720, Box 72 Mississauga, Ontario, Canada L5R 3E7. Our telephone number is (905) 602-5229, and our fax number is (905) 507-1761.

We have one wholly-owned subsidiary, Gravity Spin Inc. Our subsidiary was incorporated under the laws of the Province of Ontario, Canada on March 3, 2000. Separate operating office is located at 30 Eglinton Avenue West, Suite 720, Box 72 Mississauga, Ontario, Canada L5R 3E7. Our telephone number is (905) 602-5229, and our fax number is (905) 507-1761. Our subsidiary, Gravity Spin, Inc. offers services in most areas of the communication-marketing industry. Our subsidiary's business services include digital media, online marketing, brand identity research and creation, and corporate communications services.

On June 30, 2001 Gravity Spin, Inc. and its shareholders finalized a corporate reorganization with Gravity Spin Holdings Inc to affect the corporate structure that exists at the date of this registration statement. After the reorganization Gravity Spin Holdings Inc. owned all of the issued and outstanding stock of Gravity Spin, Inc.


THE OFFERING

This prospectus relates to 10,771,600 common shares of our common stock to be sold by the selling stockholders identified in this prospectus.


SELECTED FINANCIAL INFORMATION

The following table presents summary historical consolidated financial information for the first fiscal year ended July 31, 2001 and the six months ended January 31, 2002 and certain balance sheet information. The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and Notes appearing in this Prospectus.

Summary of Consolidated Statement of Operations


                                               January 31, 2002    July 31,2001
                                              (six months ended)
                                              ------------------   ------------
Net Sales                                      $139,763            $166,269
Net (Loss)                                     $ 59,708            $(28,500)
Net (Loss) per share-Basic                     $   (*)                 (*)
No. of shares outstanding                      10,393,536          10,000,000


Summary of Consolidated Balance Sheet

Current Assets                                 $111,931            $ 72,263
Current Liabilities                            $168,724            $148,783
Total Assets                                   $136,091            $ 95,306
Stockholders Equity (Deficit)                  $(32,633)           $(53,477)

* Less than $0.01


Registration Statement                                                    Page 1

                               ((((((Gravity Spin
                          Creative Business Solutions


RISK FACTORS

An investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of Gravity Spin Holdings, Inc. and its subsidiary and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in shares of our common stock.

We are a development stage company. We have had limited revenue and losses since
--------------------------------------------------------------------------------
inception and expect to continue incurring losses in the foreseeable future.
----------------------------------------------------------------------------

We had revenue of $166,269 in the fiscal year ended July 31, 2001, which was not sufficient to fund our operation. As at July 31, 2001, we had net losses from operations of $28,500 and an accumulated deficit of $55,463. We had revenue of $139,763 in the period ended January 31, 2002, which was not sufficient to fund our operation. As at January 31, 2002, we had net losses from operations of $59,708 and an accumulated deficit of $86,956. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by new product introductions. We anticipate that we will continue to incur substantial operating expenses in connection with the market development and promotion of our services. There can be no assurance that we will be able to significantly increase revenues or achieve profitable operations and therefore, our business may fail to lack of capital.

We may need additional financing to implement our business plan and such
------------------------------------------------------------------------
financing may be unavailable or too costly.
-------------------------------------------

Our future liquidity and capital requirements will depend on numerous factors, including: timing and amount of funds required for, or generated by, operations; level of our infrastructure spending; and unanticipated challenges or opportunities. If our cash flows from operations and existing liquidity resources become insufficient to fund our operations, we may need to obtain additional equity or debt financing. In this case, we may seek to raise additional funds through public or private financing, strategic relationships or other arrangements. This additional funding may not be available on terms acceptable to us, or at all. Debt financing might involve restrictive covenants that would limit our operating flexibility. Moreover, strategic arrangements may require us to relinquish our rights to certain of our intellectual property. Finally, if adequate funds are not available on acceptable terms, we may find it necessary to limit our service offering or be unable to develop or enhance our products and services, take advantage of future opportunities or respond to the competitive market.

The market place may not accept and utilize our services.
---------------------------------------------------------

The communication-marketing industry is highly competitive. In North America, our competitors include large multinational communication-marketing companies present in both Canada and the United States, as well as numerous small and mid-size agencies. Competitors offer integrated services or specialize in one or several communications disciplines. There can be no assurance that services developed by us will ever achieve significant market acceptance. Our services compete with a number of communication-marketing companies, as well as new services currently under development by such companies and others. The degree of market acceptance of any services developed by us will depend on a number of factors, including the price of our services, and their availability and timeliness of the services rendered. The marketplace may not accept and utilize any services developed by our company or our subsidiary. If our services are not accepted by the market place, an investor's entire investment in our common stock may be lost.

The communication-marketing industry is subject to downturns in general economic conditions and changes in client business and marketing budgets. Our prospects, business, financial condition and results of operations may be materially adversely affected by the downturn in general economic conditions in one or more markets or changes in client business and marketing budgets.



Registration Statement                                                    Page 2

                               ((((((Gravity Spin
                          Creative Business Solutions


There is no assurance that our trade secrets will remain confidential and
-------------------------------------------------------------------------
therefore our proprietary information may not be protected.
-----------------------------------------------------------

A certain amount of our know-how and proprietary technology may not be patentable. To protect our rights, we require management personnel, employees, consultants, and advisors to keep such information confidential. There is no assurance, however, that our employees will remain confidential regarding our trade secrets, know-how or other proprietary information. Any unauthorized use or disclosure of our confidential information would damage our ability to compete in the industry.

If we lose key personnel or fail to attract key personnel it will affect the
----------------------------------------------------------------------------
ability of our company to operate profitably.
---------------------------------------------

We are dependent upon a relatively small number of key management personnel and key employees and the loss of any of these key management personnel and key employees would have an adverse effect on our company. In particular we rely on Mr. Bruce Turner, Mr. Marco Fernandez and Mr. Derong Chen. Competition among communication-marketing companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the success of our company. Currently, none of our management personnel has an employment agreement with us. Therefore, there can be no assurance that we will be able to attract and retain such individuals currently or in the future on acceptable terms, or at all. In addition, we do not maintain "key person" life insurance on any officer, employee or consultant of our company.

Our business is labor intensive, and thus our success depends on identifying, hiring, training and retaining talented professionals. If a significant number of our current employees, contractors or senior managers leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenues. Even if we retain the employees and contractors necessary to perform our services, our management must continually recruit talented professionals for our business. However, competition for these employees is intense, particularly in the communication-marketing industries. In addition, our industry and business are subject to high turnover rates among employees. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. The failure to retain or attract the necessary personnel would reduce our capacity to handle new client engagements and therefore decrease our revenues.

The inexperience of our management may affect our ability to be profitable and
------------------------------------------------------------------------------
survive.
--------

Senior management has no prior experience in the business of the company. The current management will rely on the expertise of our senior employees and consultants to assist with project management. Their experience in the communication marketing services industry may lead to costly mistakes and the failure of our company.

Due to limitations on the liability of our directors and officers, and our
--------------------------------------------------------------------------
indemnification of those officers and directors, we may have to pay for their
-----------------------------------------------------------------------------
errors.
-------

Our Articles of Incorporation provide for a limitation of liability of our officers and directors regarding a breach of fiduciary duty except for when the act or omission of the officer or director involves the violation of criminal law or the payment of distributions in violation of N.R.S. 78.300 (see page 13 for a description of the limitation). Nevada General Corporation Law also provides for indemnification of officers and directors who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor or is or was serving at the request of the corporation as a director or officer against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they are not liable pursuant to NRS 78.138 or acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation.



Registration Statement                                                    Page 3

                               ((((((Gravity Spin
                          Creative Business Solutions


Any limitation on the liability of any director, or indemnification of our directors, officers, or employees, could result in substantial expenditures being made by our company in covering any liability of such persons or in indemnifying them.

Absence of cash dividends may affect a shareholders return on his investment.
-----------------------------------------------------------------------------

The board of directors does not anticipate paying cash dividends on the shares of our common stock for the foreseeable future and intends to retain any future earnings to finance the growth of our business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of our company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Risk of low priced securities may affect the liquidity of the company's stock.
------------------------------------------------------------------------------

Our common stock will be subject to the so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing low-priced or penny stocks will limit the ability of broker-dealers to sell our common stock and the ability of the investors to sell their securities in the secondary market.

Because there is presently no public market for our securities, an investor may
-------------------------------------------------------------------------------
not be able to liquidate the shares readily or at all.
-----------------------------------------------------

Prior to this offering, there has been no public market for the shares of common stock being offered, and our common stock is not listed for trading on any national exchange. We do not participate on any electronic quotation service.

Our stock price may be volatile. The market prices for the securities of technology companies have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. The market price of the shares may be affected significantly by factors such as announcements by our company or our competitors, variations in our results of operations, and market conditions in the communication-marketing industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of our common stock may not be able to liquidate an investment in the shares readily or at all.

The maintenance of our present operating subsidiary Gravity Spin Inc. depends on
--------------------------------------------------------------------------------
it maintaining a relatively small number of clients who account for a
---------------------------------------------------------------------
significant percentage of its business.
---------------------------------------

Our subsidiary has a relatively small number of clients that contribute a significant percentage of our consolidated gross income. Our top five clients on a percentage basis and by revenue are:


          Doral International and Doral Boats       46.1% $64,492*
          The Canadian Drugstore                    16.5% $22,863*
          JL International                           6.3% $ 8,751*
          Millennium Software Ltd.                   6.1% $ 8,388*
          Private North America                      4.3% $ 5,984*


          *Exchange rate of .63 was used for conversion



Registration Statement                                                    Page 4

                               ((((((Gravity Spin
                          Creative Business Solutions


Our clients' policies on conflicts of interest typically prohibit us from performing similar services for competing products or companies. The ability of agencies within communication-marketing organizations to acquire new clients or additional assignments from existing clients may be limited by the conflict policies followed by many clients. These conflict policies typically prohibit agencies from performing similar services for competing products or companies. Some of the company's principal competitors are organized as holding companies for more than one global advertising agency network. This allows them to perform services for competing products of competing companies. The company has one global advertising agency network. Accordingly, the ability of the company to compete for new advertising assignments and, to a lesser extent, other communication-marketing assignments, may be limited by these conflict policies.

Clients may move their advertising and other communications assignments from agency to agency, or may divide their assignments among two or more agencies with relative ease. As is typical in the communication-marketing industry, we have lost clients for a variety of reasons, including conflicts with new clients. Clients are also generally able to reduce marketing and communications spending or cancel projects at any time for any reason. The loss of even one large client would have a material adverse effect on our revenues and might cause us to fail.


At present we have one contract with Private North America only.


Acquisitions could dilute shareholders and affect ongoing operations.
---------------------------------------------------------------------

Our management has considered the acquisition of other companies, assets, technologies or product lines that would complement or expand our existing business as one potential growth strategy. Acquisitions involve a number of risks that could adversely affect our operating results, including potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, the diversion of management's attention from our existing business, difficulties and delays in the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. Management has no experience with acquisitions, and there can be no assurance that we will be able to grow through targeted acquisitions, or that, even if such acquisitions are successful, that we will be able to integrate the operations, products or personnel gained through any acquisitions without a material adverse effect on our business, financial condition and results of operations.

Because we are controlled by a small group of shareholders, investors will have
-------------------------------------------------------------------------------
little or no control over our company or our management.
--------------------------------------------------------


Upon completion of this offering, members of our management group, including the principal shareholders (S.S. Holdings Inc., White Sands Holdings Inc. and Oakridge Holdings Inc.), will beneficially own, directly or indirectly, approximately 92.9% of the outstanding common shares. As a result, these shareholders may be able to exercise control over all matters requiring shareholder approval, including the election of directors the acquisition or disposition of assets and approval of significant corporate transactions such as the issuance of future stock. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company and investors will not be able to replace our management if they disagree with the way our business is being run. In addition, upon completion of the offering, there is no certainty that this ownership level will be maintained since all of the common stock is being registered for resale through this prospectus. Because control by insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our company.


Our lack of long-term contracts with our clients reduces the predictability of
------------------------------------------------------------------------------
our revenues.
-------------

We generally do not have long-term contracts with our clients but instead are retained on an engagement-by-engagement basis. These engagements vary in size and scope and thus make our revenues difficult to predict. In addition, although we utilize standard contracts, the negotiation time and the final terms of the contract can vary substantially, decreasing the predictability of our revenue. In general, our standard contract provides for termination by either party after notice and a transition period of up to 60 days. Our clients also could

Registration Statement                                                    Page 5

                               ((((((Gravity Spin
                          Creative Business Solutions


unilaterally reduce or modify the scope or use of our services. Some of our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for such unanticipated variations in the timing, number or size of our engagements in progress. Because we incur costs based on our expectations of revenues from future engagements, our failure to predict our revenues accurately may cause the increase in our expenses to outpace revenue growth, if any, which would seriously harm our financial condition, results of operations and cash flows and might lead to failure of the company.

If we fail to accurately predict costs related to our fixed-fee projects, we may
--------------------------------------------------------------------------------
lose money on these projects.
-----------------------------

Most of our current projects are on a fixed-fee basis, rather than on a time and materials basis. Often, we fix the fee and timeframe before we finalize the design specifications. The risk of miscalculations in pricing is high because we work with complex, compressed timeframes, and therefore it can be difficult to judge the time and resources necessary to complete a project. If we miscalculate the resources or time necessary to complete our projects, we could have cost overruns and we could lose money on these projects, which could seriously harm our operating results.


FORWARD LOOKING STATEMENTS

Certain statements in this prospectus, including, without limitation, those described under the sections entitled "Risk Factors," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward looking statements". These statements can be identified by forward-looking words such as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company or events, or timing of events, relating to the company to differ materially from any future results, performance or achievements of the company expressed or implied by such-forward looking statements. These include statements concerning the immediate need for the company to raise significant additional capital to finance operations in the near-term and the inability to provide assurances that such capital will be available on favorable terms to us, if at all; the delay our achievement of substantial market penetration and widespread acceptance of our products; the failure to sell our products in amounts sufficient to help us achieve our sales goals; the expense of product development and the uncertainty of profitability and sustainability of revenues and profitability.


USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All net proceeds from the sale of the common stock will go to the respective selling stockholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock.


DETERMINATION OF SHARE PRICE

The price of the 10,771,600 common shares being registered has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have generated limited revenues to date, the price of the shares is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.




Registration Statement                                                    Page 6

                               ((((((Gravity Spin
                          Creative Business Solutions


DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.


DIVIDEND POLICY

We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.


SELLING STOCKHOLDERS

The following list of selling shareholders includes (1) the number of shares of common shares currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

On June 30, 2001 pursuant to Regulation "S" we entered into an agreement with the following shareholders, who each exchanged 30 shares of the issued and outstanding stock of Gravity Spin Inc, for our shares of common stock, as follows: .S.S. Holdings Inc. (3,333,334 shares), White Sands Holdings Inc. (3,333,333 shares), and Oakridge Holdings Inc. (3,333,333 shares). The 90 shares exchanged were all of the issued and outstanding stock of Gravity Spin Inc.

On November 30, 2001 pursuant to Regulation "S" we entered into Securities Purchase Agreements with certain investors to purchase our common shares, for a purchase price of $0.10 per share.

On November 30, 2001 pursuant to Regulation "S" we entered into an agreement with our employees, Marco Fernandez (10,000 shares), and Derong Chen (5,000 shares) to purchase our common shares, for a purchase price of $0.10 per share as compensation for past services rendered by them to the company.

On December 3, 2001 pursuant to Regulation "S" we entered into an agreement with IFG Investments Services Inc. to purchase 250,000 common shares, for a purchase price of $0.10 per share payable in services to be rendered by IFG.

On December 4, 2001 pursuant to Regulation "D" we agreed to issue 10,000 common shares to each of our two directors, Raymond Turner and Mark Demmons, for a purchase price of $0.10 per share, as compensation in lieu of cash for their services as directors.

The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon completion of the offering. The table below assumes each shareholder will sell all of the shares being registered.





Registration Statement                                                    Page 7

                               ((((((Gravity Spin
                          Creative Business Solutions


As of December 3, 2001, there were 10,771,600 shares of our common stock outstanding.

Name of                         Amount of Beneficial         Shares of Common Stock        Shares of Common Stock
Beneficial Owner                Ownership Prior to this      Being Offered Pursuant to     Beneficially Owned After
                                Offering(1)                  this Prospectus(2)            This Offering
-----------------------------   --------------------------   ---------------------------   ---------------------------

                                NUMBER          PERCENT       NUMBER                        NUMBER  PERCENT
                                -----------     ------------  -----------                   -------------------


S.S. Holdings Inc.(3)           3,333,334        30.9%          3,333,334                            0%
White Sands Holding Inc.(4)     3,333,333        30.9%          3,333,333                            0%
Oakridge Holdings Inc.(5)       3,333,333        30.9%          3,333,333                            0%
IFG Investments Services          250,000         2.3%            250,000                            0%
Inc.
Souren Agemian                    100,000*                        100,000                            0%
Rosemary Agemian                  100,000*                        100,000                            0%
Earl Bolland                        5,000*                          5,000                            0%
Keith Bolland                       5,000*                          5,000                            0%
Nancy Bolland                       2,500*                          2,500                            0%
Frank Bosso                        10,000*                         10,000                            0%
Maria Bosso                        10,000*                         10,000                            0%
Gloria Browne                       5,000*                          5,000                            0%
Derong Chen                         5,000*                          5,000                            0%
Dr. Paul Custoreri                  2,500*                          2,500                            0%
Shaun De Jager                      3,000*                          3,000                            0%
Mark Demmons                       10,000*                         10,000                            0%
Lisa Di Maria                      20,000*                         20,000                            0%
Pauline Di Maria                   20,000*                         20,000                            0%
Vince Di Maria                     20,000*                         20,000                            0%
Jennifer Eisen                      5,000*                          5,000                            0%
Dr. Robert Feeley                  10,000*                         10,000                            0%
Marco Fernandez                    10,000*                         10,000                            0%
Robert Ignagni                     10,000*                         10,000                            0%
Jens Jorgensen                     27,500*                         27,500                            0%
Natalia Jorgensen                  25,000*                         25,000                            0%
Pia Jorgensen                       2,500*                          2,500                            0%
Robert MacNeil                     10,000*                         10,000                            0%
Lise McLlwain                       2,500*                          2,500                            0%
Mark Mickleborough                  5,000*                          5,000                            0%
Carmen Minard                       2,500*                          2,500                            0%
Joe Minard                         10,000*                         10,000                            0%
Kevin Minard                        2,500*                          2,500                            0%
Trish Minard                       10,000*                         10,000                            0%
Douglas Paton                      10,000*                         10,000                            0%
Wojciech Szalkowsky                10,000*                         10,000                            0%
Aram Tourikian                      9,300*                          9,300                            0%
Jane Tourikian                      9,300*                          9,300                            0%
Nola Turner                        10,000*                         10,000                            0%
Richard Turner                     12,500*                         12,500                            0%
Raymond Turner                     10,000*                         10,000                            0%

Total                          10,771,600                      10,771,600                          100%
                               ==========

*     Less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for


Registration Statement                                                    Page 8

                               ((((((Gravity Spin
                          Creative Business Solutions


     computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering.

(3) S.S Holdings Inc. is beneficially owned by Bruce Turner, Director and President of the company.

(4)  White Sands Holdings Inc. is beneficially owned by Erwin Zecha.

(5)  Oakridge Holdings Inc. is beneficially owned by Richard Arnold.


PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any trading facility on which the shares are traded or in private transactions. Our common stock is not currently listed on any national exchange or electronic quotation system. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;


     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a maximum offering price range per share of $0.01 to $0.20.

     o Until a market develops, if any sales are completed at a price different than our offering price range indicated above we will report each such sale on:

               o    A prospectus supplement, if within 20%; or
               o    A post-effective amendment, if more than 20%.

Once a market develops, we will file a post-effective amendment to revise the cover page and plan of distribution to reflect current market prices.

     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.


Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Registration Statement                                                    Page 9

                               ((((((Gravity Spin
                          Creative Business Solutions


The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

Regulation M, and Rules 100 through 105 under Regulation M, govern the activities of issuers, underwriters, and other persons participating in a securities offering and contain provisions designed to eliminate the risks of illegal manipulation of the market price of securities by those persons.

Regulation M proscribes certain activities that offering participants could use to manipulate the price of an offered security. Regulation M contains six rules covering the following activities during a securities offering: (1) activities by underwriters or other persons who are participating in a distribution (i.e., distribution participants) and their affiliated purchasers; (2) activities by the issuer or selling security holder and their affiliated purchasers; (3) Nasdaq passive market making; (4) stabilization, transactions to cover syndicate short positions, and penalty bids; and (5) shortselling in advance of a public offering. Of particular importance to our selling securityholders, and potential purchasers of their shares being offered for resale, are Rule 102 and Rule 104.

Rule 102 applies only during a "restricted period" that commences one or five business days before the day of the pricing of the offered security and continues until the distribution is over. Rule 102 covers issuers, selling security holders, and related persons. The rule allows issuers and selling security holders to engage in market activities prior to the applicable restricted period. During the restricted period, Rule 102 permits bids and purchases of odd-lots, transactions in connection with issuer plans, and exercises of options or convertible securities by the issuer's affiliated purchasers, and transactions in commodity pool or limited partnership interests during distributions of those securities.


We have informed the selling security holders that, during such time as they may
--------------------------------------------------------------------------------
be engaged in a distribution of any of the shares we are registering by this
----------------------------------------------------------------------------
Registration Statement, they are required to comply with Regulation M.
----------------------------------------------------------------------

Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.


LEGAL PROCEEDINGS

We are not aware of any material legal proceedings against us. We may be involved, from time to time, in various legal proceedings and claims incident to the normal conduct of our business.







Registration Statement                                                   Page 10

                               ((((((Gravity Spin
                          Creative Business Solutions


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROLING PERSONS

The following table sets forth certain information regarding the executive officers, directors and principal shareholders of Gravity Spin Holdings, Inc. as of December 3, 2001:

Name                      Age          Position
----                      ---          --------

Bruce Turner*              32          Director, President
Raymond Turner*            38          Director
Mark Demmons               39          Director
Derong Chen                26          Senior Designer
Marco Fernandez            25          Senior Internet Developer
Erwin Zecha                59          Principal Shareholder
Richard Arnold             38          Principal Shareholder

*  Mr. Bruce Turner and Mr. Raymond Turner are brothers.

Bruce Turner is our co-founder of our Company, and has served as our President
------------
since May 2000. From 1992 - April 2000 Mr. Turner was employed at English Bay Batter Inc., an International Bakery Manufacturer, where he served as Regional Sales and Marketing Manager for the East coast of North America. Mr. Turner's professional experience includes launching the EBB's successful expansion into Private Label products. In 1999 Mr. Turner successfully completed the Canadian Securities Course. Mr. Turner has not been a director of a reporting company.

Mark Demmons started his career as a research assistant at Cashion Real Estate
------------
Appraisal in 1985, receiving his Florida State Certified Residential Appraiser certification, and his Real Estate Broker's license in 1990. In 1991 Mr. Demmons established his own appraisal company, Florida Appraisal Group Inc. in Clearwater Florida. His firm performs both conventional and FHA appraisals throughout the Clearwater, Tampa Bay region. Mr. Demmons is a member of the Tampa Bay Chapter of the National Association of Independent Appraisers (AIFA) where he has served for five years. Mr. Demmons has not been a director of a reporting company.

Raymond Turner studied International Business Management at Seneca College,
--------------
Canada. For over 10 years Mr. Turner pursued a career in Sales and Marketing prior to moving to Florida in 1996. From 1996 - 1998 Mr. Turner worked for Linmark Financial, obtaining his Florida State Mortgage Brokers License in 1997. Since 1998 Mr.Turner has led a successful career as a Mortgage Banker with AmSouth Bank in Clearwater, Florida. Mr. Turner has not been a director of a reporting company.

Derong Chen received his Diploma in Graphic Design in May 1995 and his Bachelors
-----------
Degree in Communication Design in May 2001. In May 1995 Mr. Chen enlisted in the Royal Singapore Air Force completing his mandatory service in August 1997. From September 1997 to June 1998 Mr. Chen worked for Ogilvy and Mather's in Singapore, where he served as Assistant Art Director, working on a number of large accounts including Pepsi, Rolex, Sony, and many others. From June 1998 to July 1999 Mr. Chen worked as a Freelance Design Consultant in Singapore, before moving to Vancouver, Canada to attend the Emily Carr Institute of Art & Design. Mr. Chen joined our company as our Senior Designer in August 2001.

Marco Fernandez received his Diploma in Computer Programming from the Toronto
---------------
School of Business, Canada in 1999. From 1996 to 2000 Mr. Fernandez was an independent consultant, working as a programmer and developer. Mr. Fernanadez has served as our Senior Internet Developer since July 2000.

Erwin Zecha is a principal shareholder due to his ownership of White Sands
-----------
Holdings, Inc. and he was a founder of our company He serves as an advisor to our current management. Mr. Zecha is a well respected entrepreneur, with over 25 years of experience successfully running and financing various companies, including Doral International, Doral Boats, Balsa Marketing, Doral Marine Resort, Doral Marine & Recreation, HDI Technologies, Marine Windshields


Registration Statement                                                   Page 11

                               ((((((Gravity Spin
                          Creative Business Solutions


Manufacturers Inc., Software Entertainment Ltd., VMC Entertainment Ltd., and Progress Plastics and Compounds Inc.

Richard Arnold is a principal shareholder due to his ownership of Oakridge
--------------
Holdings, Inc. and he was a co-founder of our company. He also serves as an advisor to our current management. Mr. Arnold is an entrepreneur with over 13 years experience of successfully growing and running Software Entertainment Ltd. and VMC Entertainment Ltd. Mr. Arnold was recently appointed President of Private North America, a division of Private Media Group, a publicly traded company on the NASDAQ.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 3, 2001, certain information as to shares of the common stock owned by (i) each person known by management to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and (iii) all executive officers and directors as a group:

                                    AMOUNT AND NATURE             PERCENT OF
NAME AND ADDRESS                    OF BENEFICIAL SHARES OWNED    OUTSTANDING OWNERSHIP
----------------                    --------------------------    ---------------------

S.S. Holdings Inc.(1)                 3,333,334 Common Shares            30.9%
(beneficial owner, Bruce Turner)
White Sands Holding Inc.(2)           3,333,333 Common Shares            30.9%
(beneficial owner, Erwin Zecha)
Oakridge Holdings Inc.(3)             3,333,333 Common Shares            30.9%
(beneficial owner, Richard Arnold)
Marco Fernandez                          10,000 Common Shares             *
Derong Chen                               5,000 Common Shares             *

* Less than 1%.

(1) S.S Holdings Inc., registered office located at Suite 4, Temple Bldg, Main and Prince William Sts., Charlestown, Nevis, is beneficially owned by Bruce
Turner, 6493 Western Skies Way, Mississauga, Ontario, Canada, Director and
President of the company.

(2) White Sands Holdings Inc., registered office located at Suite 4, Temple
Bldg., Main and Prince William Sts., Charlestown, Nevis is beneficially owned by
Erwin Zecha , 1994 Lapad Court, Unit 98, Mississauga Ontario, Canada.

(3) Oakridge Holdings Inc., registered office located at Suite 4, Temple Bldg.,
Main and Prince William Sts., Charlestown, Nevis is beneficially owned by
Richard Arnold, 2077 Laurelwood Drive, Oakville, Ontario, Canada.


DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 25,000,000 shares of common stock, having a par value of $0.001 per share. As of December 3, 2001, there were issued and outstanding 10,771,600 shares of common stock and 41 holders of record. All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Common stock does not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors, if they choose to do so, in which event the holders of the remaining shares will be unable to elect directors. There are currently three (3) members on our Board of Directors. The common stock has no preemptive or other subscription rights, has no conversion rights and is not subject to redemption.

Registration Statement                                                   Page 12

                               ((((((Gravity Spin
                          Creative Business Solutions


EXPERTS

Our consolidated financial statements from April 4, 2001 (date of incorporation) through July 31, 2001 included in this prospectus have been audited by Miller and McCollom, certified public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of Miller and McCollom as experts in auditing and accounting. Miller & McCollum also audited the financial statements for our subsidiary prior to the incorporation of the company.


LIMITATION OF LIABILITY AND INDEMNIFICATION

Our Articles of Incorporation provide that no director or officer of the company shall be personally liable to the company or any of its stockholders for damages for breach of fiduciary duty as a director of officer involving any act or omission of any such director or officer, provided however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve violation of criminal law or the payment of distributions in violation of N.R.S. 78.300. Any repeal or modification of our Articles shall be prospective only and shall not adversely affect any limitation on personal liability of directors or officers of the corporation for acts or omissions prior to such repeal or modification.


DESCRIPTION OF BUSINESS

THE COMPANY

Overview

We are a Nevada corporation formed on April 4, 2001 to act as a communication-marketing company in the USA and to act as the parent company for Gravity Spin Inc., our Canadian subsidiary responsible for carrying on our Canadian operations. It is our intention to commence our US based communication-marketing services during the third quarter of 2002 for the United States market as a complement to our Canadian based subsidiary Gravity Spin Inc.

We offer a wide range of communication-marketing services that support our clients in attaining their business and marketing objectives by developing and delivering messages to both broad and targeted audiences through multiple communication channels. Communication-marketing services include advertising and other related services such as sales promotion, graphic design, branding, new media, and design services.

Our subsidiary is located at 30 Eglinton Avenue West, Suite 720, Box 72 Mississauga, Ontario, Canada L5R 3E7. Its telephone number is (905) 602-5229, and its fax number is (905) 507-1761. Our e-mail address is
gravityspin@gravityspin.com and our Website is www.gravityspin.com.
---------------------------                    -------------------


THE COMMUNICATION-MARKETING INDUSTRY

Overview of the Industry

The communication-marketing industry encompasses a wide range of services and products. Industry services typically include advertising and other related services such as graphic design and branding, as well as multimedia and interactive-communication services. In addition, specialized research techniques are used on a regular basis to assess audience perception, test communication strategies and materials, and measure results. In North America, deregulation in industries such as telecommunications and financial services and increased

Registration Statement                                                   Page 13

                               ((((((Gravity Spin
                          Creative Business Solutions


competition in established industries such as the automotive industry, quick service restaurants and retailers have fuelled an increase in the demand for communication-marketing services. As a result, a growing number of companies have sought to establish and enhance their brand images, or increase their sales and market share, through comprehensive communication-marketing programs.

Communication-marketing companies can offer one, some, or all such services, which are described below.

Advertising. The main function of this service is to market products and
-----------
services to potential buyers by increasing brand awareness, brand loyalty and purchase frequency. It is also used to build a distinctive corporate image for an advertiser. Typically, advertising services include the strategic development and planning of mass-communication campaigns; the creative development and production of advertisements; the planning and buying of time and/or space in a variety of media, including television, radio, newspapers, general interest/specialty magazines, billboards and the Internet, and the providing of marketing and consumer research to clients on an ongoing basis. According to the latest statistics available from Industry Canada (Industry Canada "Trade In Services - Canada In A Global Context" http://strategis.ic.gc.ca/SSG/sc00195e.html and Statistics Canada "Annual Survey of Advertising and Related Services", 1998, Zenith Media; The Economist), total advertising revenue amounted to $3.6 billion (gross billings) in 1998 having recorded an annual growth rate of 8% between 1990 and 1998, with continuous growth since 1993.

Sales promotion, database and direct marketing: This industry segment
----------------------------------------------
incorporates a broad range of services, including strategic planning, design, execution, implementation and management of response programs. These response programs consist of sales promotions, incentives and premiums, direct mail, merchandising, point of purchase, database marketing and telemarketing programs, as well as targeting interactive campaigns. They are generally aimed at increasing short-term purchase frequency or longer-term brand loyalty. In many cases, sales promotion and direct marketing programs are designed and used in conjunction with advertising.

Graphic design and branding: Graphic design and branding services comprise a
---------------------------
range of services that aim to create, revitalize, manage, and implement clients' corporate identity, brand image and nomenclature systems, as well as the design and production of all the communication tools required by organizations to support their corporate identity and communicate their messages, from stationery to annual reports. Branding is an emerging discipline resulting from a new focus on brands as a key factor to improve their competitiveness.

New media: Over the years, new communication channels such as the Internet,
---------
CD-ROMs and other technology-based media have been developed to reach target audiences, and have led to the emergence of new communication strategies and professional expertise. After several years of testing their potential for communication-marketing purposes, advertisers have recently started to consider new media as a strategic communication tool that deserves to be part of the marketing mix, especially because of our interactive features, ability to target specific interest groups and multimedia capabilities. Other features, such as the Internet's capacity to offer instantaneous, interactive access to a worldwide audience, have created new ways of marketing products and services (electronic commerce), and new channels to circulate information, thus having an impact on communication-marketing services. The use of the Internet as an advertising medium is growing, in part through money diverted from other media. For example, a very large number of advertisers have Web sites that target several categories of audiences. Many of them allow for interaction through the Internet, sometimes for sales purposes. Several public companies also produce CD-ROM and Web versions of their annual reports. Several communication-marketing companies have developed and offer specialized services in order to tap the market created by new media, including the creation and update of communication materials for strategic advice on how to use those services. In addition, these new channels, and especially the Internet and E-Commerce, are driving the need for the production of on-line content which requires frequent updates and represents a significant market opportunity for interactive communication firms.





Registration Statement                                                   Page 14

                               ((((((Gravity Spin
                          Creative Business Solutions


We currently operate in the following segments of the industry identified above:

     o    advertising;
     o    sales promotion;
     o    graphic design
     o    branding; and
     o    newmedia.


MARKET AND INDUSTRY TRENDS

Several significant trends are shaping the dynamics of the communication-marketing industry, including the following:

Growing market. Once primarily related to the packaged goods sector,
--------------
communication-marketing services are now used by virtually all industries. This is due in part to increased competition, the re-engineering of companies, market globalization, deregulation and more sophisticated business environments. For example, telecommunication companies, consulting firms, pharmaceutical companies, banks, and investment dealers all use communication-marketing services.

Demand for integrated service offerings. Increasingly, clients are seeking
---------------------------------------
integrated communication-marketing services to enhance the consistency of brand presence and image, maximize the effectiveness of strategies and messages, improve tactical coordination, and improve synergy among their service providers. This is generally achieved through the development of integrated strategic communication plans that seek to establish a common strategic foundation for all the various services to be used and to harmonize sectorial strategies and action plans. In many cases, such plans will also call for a management and budget structure that reinforces the coordination of operation, and gives clients virtual one-stop shopping for all services.

As a result, communication-marketing companies have been encouraged to expand their range of services internally or through acquisitions. For example, several advertising agencies now offer public relations services.

Consolidation at the top in a very fragmented market. The industry has
----------------------------------------------------
experienced a wave of consolidation through mergers and acquisitions, including numerous cross-border international transactions. Consolidation was first observed in advertising services, which led to the emergence of large, global holding companies having control of or significant interests in several advertising agencies. Some of these global holdings have also purchased interests in firms offering other communication-marketing services, such as public relations and new media firms, and are in a position to offer integrated services on a worldwide basis. In Canada, such consolidation has led to a significant increase in foreign ownership of communication-marketing companies. According to industry sources, eight of Canada's 10 largest communication-marketing companies are affiliated with or owned by large, non-domestic organizations. (Supporting information for this statement can be found on the Marketing Online www.marketingmag.ca Lesley Young, "Is Bigger
                              -------------------
Better?" Report on Market Research (May 2000) and Industry Canada "Trade In Services - Canada In A Global Context" http://strategis.ic.gc.ca/SSG/sc00195e.html).
-------------------------------------------

Consolidation has occurred primarily among the larger industry players and the communication-marketing industry, as a whole, remains highly fragmented. The emergence of new communication disciplines, the fact that some advertisers do not want to be in business with very large communication-marketing firms or prefer specialized or local firms, the absence of significant barriers to entry for some services, and the diversity in the range of services offered are the main factors that have led to such fragmentation.

Increased emphasis on targeted marketing: The desire of companies to reach their
----------------------------------------
target audiences more efficiently and quantify the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, interactive and response rate tracking

Registration Statement                                                   Page 15

                               ((((((Gravity Spin
                          Creative Business Solutions


programs. These techniques enable companies to quantify the success of their campaigns and monitor the return on investment of their marketing expenditures. The desire to improve short-term sales, long-term brand loyalty and marketing return on investment has been enhanced by the emergence of a new media, which allows more interactive methods of customizing and delivering messages.

Long-term business relationships. Although advertisers can move their business
--------------------------------
from agency to agency with relative ease, history has shown that long-term business relationships between advertisers and communication-marketing service providers are common, especially for large advertisers. As the type of services provided by communication-marketing firms are often at the heart of overall client business strategies, stability and trust between the working groups become key to the success of these types of relationships. Therefore, the depth of knowledge of certain clients which is accumulated by the agencies over time and the personal and professional relationships which develop amongst the parties become important elements contributing to the length of the business relationships, counterbalancing the risk and opportunity costs associated with switching.


BUSINESS OF THE COMPANY

History

Our company was established on April 4, 2001 as a Nevada corporation. We acquired our subsidiary Gravity Spin, Inc. during June 2001 via a corporate reorganization that concluded with Gravity Spin Holdings Inc. owning 100% of Gravity Spin, Inc. Gravity Spin, Inc. was established in March, 2000 as E Fusion ATP Inc. in Toronto, when a group of three partners including Bruce Turner, our current President and Chief Executive Officer founded E Fusion ATP Inc. (Gravity Spin, Inc.) We grew mainly through the diversification of our range of services. Advertising and branding, online marketing, and consulting services were added to our original Website development offering. These added services have led to major account wins including Doral International, Private Media North America, The Canadian Drugstore, JL International, and the International Financial Group Inc. We presently employ four people in Gravity Spin, Inc. Mr. Zecha, a principal stockholder of the company, is the owner of Doral International.

As of January 31, 2002 our five largest clients in respect of revenue generated from operations are:

          Doral International               46.7% $64,492*
          The Canadian Drugstore            16.5% $22,863*
          JL International                   6.3% $ 8,751*
          Millennium Software Ltd.           6.1% $ 8,388*
          Private North America              4.3% $ 5,984*

*Exchange rate of .63 was used for conversion

Competitive Positioning of Gravity Spin

We are a communication-marketing company with a Canadian subsidiary located in Toronto, Ontario.

We are primarily characterized by solid growth, a presence in multiple communication-marketing disciplines and convergent communication service offering, a decentralized, flexible, customer-driven structure that gives priority to the delivery of highly effective services, an ability to build long-term business relationships, and the ability to find, attract and retain quality people in the industry.

Solid Growth. We have a track record of solid growth, which has been primarily
------------
fuelled by the expansion of our client base, the winning of larger client accounts and increased business from existing clients, owing to an expanded range of services, creative leadership, and the capacity to offer integrated communication-marketing services. The Company's gross income for the 6 month period ended January 31, 2002 was $139,763, and for the 12 month fiscal year ended July 31, 2001 was $166,269 and for the 5 month fiscal year ended July 31,

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                               ((((((Gravity Spin
                          Creative Business Solutions


2000 was $31,663, a normalized annual growth rate of 68% and 118% respectively. Our net operating costs for the 6 month period ended January 31, 2002 was $59,708, and for the 12 month fiscal year ended July 31, 2001 was $28,500 and for the 5 month fiscal year ended July 31, 2000 was $26,963. Our accumulated deficit to January 31, 2002 is $(86,956).

Decentralized and flexible organization. Consistent with our mission and
---------------------------------------
industry trends, we have developed an organizational and management structure designed to meet the needs of all clients, whether they are seeking integrated services or specialized expertise. This has translated into a decentralized structure by expertise, and has resulted in the regular use of multi-disciplinary teams and a culture based on entrepreneurship, teamwork and innovation.

Long-term client relationships. We feature a strong track record in terms of
------------------------------
establishing and maintaining long-term partnerships with key clients. Our five largest clients have been clients since inception of our subsidiary Gravity Spin Inc., which was formed in March 2000. The Company believes our ability to maintain creative leadership is a fundamental reason behind the length of these client relationships.

Culture. Management defines our culture as focused on innovation and
-------
characterized by a non-hierarchical environment in which people are encouraged to communicate their ideas and are challenged and accountable. Accountability translates into a high value placed on entrepreneurship, which is at the heart of our business development philosophy. We have taken a different approach to advertising services compared to large advertising agencies by emphasizing the development of disciplines other than traditional advertising and graphic design within the same organization, and to favour cross-fertilization between them.

Finding, attracting and retaining key people. We view the culture and commitment
--------------------------------------------
to professional development to be an asset in attracting and retaining our professional staff. We identify and hire outstanding professionals and maintain a training and development program, which fosters employee satisfaction. We have competitive compensation and benefits programs. We also provide our employees with the opportunity for professional mobility by focusing on developing managers from within the organization.

Growth Strategy

Our subsidiary has decided to capitalize on our growing position in Ontario and has established the objective to become a dominant player in each of the disciplines of the communications-marketing industry throughout Canada and to expand our geographic presence in every major Canadian region. In addition, we will continue our development in new media in order to take advantage of new opportunities as they arise. In the United States, we intend to build a strategic presence by taking advantage of selective opportunities.

We plan to continue to grow our business internally as we have done since our inception. Management believes that the high fragmentation of the industry and our client base will continue to provide us with significant opportunities for additional business.

In order to expand our offering of services, and the geographic scope of our operations, and to complement our internal growth initiatives, we intend to pursue complementary acquisition opportunities when they present themselves. In the implementation of our acquisition program, we will focus on cultural fit, price, client portfolio and the ability to maintain valuable client relationships, quality of management and quality of services. We are pursuing our process of identifying potential business acquisitions and may also consider strategic alliances when appropriate.

Canadian Plan of Operations

We plan to build our presence in each of the communication-marketing
--------------------------------------------------------------------
disciplines. Management believes that the North American market will continue to
-----------
provide us with significant growth opportunities. Through aggressive marketing and reputation and internal growth initiatives, we intend to accelerate our

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                               ((((((Gravity Spin
                          Creative Business Solutions


development and become a leader in each communication-marketing discipline. At present our subsidiary Gravity Spin Inc. conducts its Canadian operations exclusively in Ontario.

Expand regional presence. In order to expand our single operating office in
------------------------
Ontario to become a Canadian network of regional offices, we intend to increase our penetration of regional markets where we are not currently represented. This geographical expansion will be driven by the need to service our expanding client base with regional, national and global needs. We intend to accomplish this through serving our clients via the Internet and by establishing satellite offices as profits allow. We currently operate in the province of Ontario the largest populated province in Canada.

Expand in emerging communication-marketing disciplines. We continue to develop
------------------------------------------------------
and maintain a dynamic presence in all emerging communication-marketing disciplines, in order to remain at the leading edge of integrated communication-marketing services. This will also be achieved through internal growth and acquisitions. In this regard, we have a business unit that focuses on interactive communication and the Internet. In addition to our business presence in the production of Websites and multimedia tools, the business unit is playing a key role in developing our expertise, monitoring market trends and identifying business opportunities.

United States Plan of Operations

We plan to leverage opportunities created by existing clients. Our intention is
-------------------------------------------------------------
primarily to open offices in order to seize opportunities that may be created in the Unites States by our existing clients. Such opportunities could be created by Canadian corporations that expand in the United States, or by multinationals that already have a business relationship with us. Doral International presently sells significant amounts of their product in the United States of America via dealers, and as a result we will be doing advertising/media buying for this client in this jurisdiction from our Ontario location regardless of our expansion into the United States. We will provide advertising, website development and graphic design services to Doral. In addition, our client, Private North America is based in Los Angeles, California with an office in Toronto that will utilize our services. Mr. Arnold a major shareholder (30.9%) of our company is the President of Private North America for Canada. We signed a contract with Private North America for $11,875 in January for website development.

Directly develop business in the United States. We will also seek to win new
----------------------------------------------
clients in the United States that may be served from our Canadian facility or from new offices or businesses to be acquired for this purpose in the United States, depending on need, critical mass and whether our company can support a USA infrastructure. At present we can provide our services to United States clients or Canadian clients carrying on business in the Unites States from our Ontario location. Only when we earn the necessary profits and accumulate capital from our Ontario operation will we evaluate our capital requirements to expand our locations into the United States.

Operations

The following section contains a brief description of our services. Each client does not necessarily utilize all of our services and we will bill clients for our services on a fixed fee basis and a services rendered basis.

Advertising. Our advertising services are focused on the design and
-----------
implementation of advertising campaigns. Typically, such campaigns are managed by account directors, who coordinate the various services involved in addition to building and maintaining relationships with customers. Up-stream, strategic planning services are provided by senior advisors (strategic planners) who provide guidance and steering in the early stages of the development of an advertising campaign and ensure strategic relevance. The management of the overall process falls in the hands of the account directors who are supported by: creative specialists, the actual developers of advertisements; electronic production which involves the management of radio and television advertisements production; media planning, a group whose function is to develop strategies in the selection and use of media as well as the actual buying of media space. All advertising professionals use various forms of information and research data to conduct their work. We also use several tools to assist in the development of advertising campaigns and research techniques to measure the impact of such advertisements. Advertising accounts for 4.5% of our revenue.

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                               ((((((Gravity Spin
                          Creative Business Solutions


Sales promotion, direct and database marketing. We offer these services to
----------------------------------------------
assist clients in producing immediate sales or in building brand equity. Services include the strategic planning, creative development, production and management of programs such as trade and consumer promotions, point of purchase advertising and merchandising, premiums, incentive and motivation programs, customer acquisition programs, customer loyalty and relationship marketing programs, database development and management programs. To date we have not earned revenues from this service.

Graphic design. We offer creative and project management services linked to
---------------
brand and corporate identity, as well as services related to the production of all communication tools such as stationary, signage, publications, advertisements, packaging, marketing, and audio-visual materials. To that end, we employ strategists, graphic designers, copywriters, productions-management experts, and project managers in order to plan and execute the creative work, monitor productions and service customers. Production itself, including photography, and printing is sub-contracted. Graphic design and branding (see below) account for 43.6% of our revenue.

Branding. Our branding services include brand and corporate identity audit,
--------
brand strategy, naming, and nomenclature systems development, brand implementation programs, and on-going branding services such as branding policies and monitoring of brand practices. Graphic design (see above) and branding account for 43.6% of our revenue.

New media. We offer a wide range of analysis, consulting and design services in
---------
multimedia and interactive technologies in order to develop communications solutions that integrate these new media into the communication-marketing strategies of clients. It also offers highly specialized services linked to the use of the Internet, such as research (determination of traffic, target group profiles, databank development, drafting of research questionnaires, etc.), hosting (physical hosting of Internet Web sites), marketing (plans, rate schedules, etc.), media placement (Internet advertising), Webmaster training and e-mail management, as well as the maintenance of interactive communication tools and updating. New Media accounts for 42.9% of our revenue.

Clients

Our client base is comprised of some 15 clients, which generated gross income of $166,269 in fiscal year 2001. For the twelve-month period ended July 31, 2001, approximately 75% of our gross income was generated by the top 5 clients. In management's view, we have a very good track record in terms of client retention, in that our current top 5 clients have been clients for 1.5 years on average.

The following table sets forth our 5 largest clients based on gross income for the twelve-month period ended July 31,2001, listed by alphabetical order, and the year each of them became a client of the Company.

TOP 5 CLIENTS BY ALPHABETICAL ORDER


          Client                     First Year as client
        ---------                    --------------------

     Doral International and
      Doral Boats                          2000
     The Canadian Drugstore                2000
     JL International                      2000
     Millennium Software Ltd.              2001
     Private North America                 2000






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                               ((((((Gravity Spin
                          Creative Business Solutions


Business Development

Business development is overseen by top executives and various business units. The mandate of these top executives includes strategic planning and co-ordination of business-development efforts on a national basis. A significant portion of the actual business development is performed or supervised by our President.

We are regularly invited by our existing clients or potential new clients to bid for pieces of business with respect to new assignments or contract renewals. Such bidding processes can be based simply on the assessment of capabilities, but they can also be long, complex processes, in which we must invest time and money in order to win the business. According to Management, the Company is well-positioned to participate in such bidding processes, because of our depth and expertise, creative abilities and reputation, capacity to devote resources, to bid preparation, and knowledge of the consumer market from coast to coast.

Competition

Our competitors include large multinational communication-marketing companies as well as numerous small and mid-size agencies. Despite the wave of consolidation through mergers and acquisitions, the industry remains very fragmented.

When an agency represents a client, it does not always handle all advertising or communications for that client. Many large multinational companies are served by a number of agencies within the communication-marketing industry. In many cases, clients' policies on conflict of interest or their desire to be served by multiple agencies result in situations where one or more agencies represent a client only for a portion of its communication-marketing needs or only in particular geographical areas. In addition, the ability of agencies to acquire new clients or additional assignments from existing clients may be limited by the conflict policies adhered to by many clients. International holding companies, owning more than one global advertising agency network, can manage to perform services for competing products or for products of competing companies.

In Canada, our main competitors are BBDO Canada Inc., and Palmer Jarvis DDB (both affiliated with the Omnicom group of companies) Maclaren McCann Canada Ltd. (affiliated with the Interpublic group of companies), The Young & Rubican Group of Co's Ltd., Ogilvy & Mather (Canada) Ltd. (affiliated with WWP Group
PLC), Leo Burnett Company Ltd., Publicis Canada Inc., Vickers and Benson Advertising ltd., FCB Canada Ltd. and Cossette Communications Ltd. These communication-marketing companies can offer an array of services through sister companies, subsidiaries or partners, or simply by contracting out such services.

We must compete with these players principally on the basis of the following factors: quality and breadth of services, creativity, knowledge of media and media-planning capabilities, geographical coverage and diversity, relationships with clients, and reputation.

Communication-marketing is people-intensive. Consequently, the main barriers to entry relate to the capacity to attract and retain key people, reputation and credentials, size and critical mass, the capacity to offer integrated services, and geographical coverage.


DESCRIPTION OF PROPERTY

Our U.S. office is located at 3110 E. Sunset Road, Suite H-1, Las Vegas. Our Canadian offices are leased and are currently located at 30 Eglinton Avenue West, Suite 720, Box 72 Mississauga, Ontario, Canada Ontario totaling 1,177 square feet of space; our Canadian office functions as our Head Office. The lease is for a 5-year term, commencing February 1, 2002 and terminating on January 31, 2007. The lease rate is 15.00/ square foot net. The Company believes that our property and equipment are adequate for our present activities.


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REGULATORY ENVIRONMENT

Advertising services in Canada are regulated by governments and the industry itself. Over the years, both the federal and provincial governments have established a series of checks and balances to prevent advertisements from carrying messages, which are factually incorrect, misleading or deceptive. There are also a number of federal and provincial laws and regulations directed to specific audiences or products relating, for example, to food, drugs and advertising directed to children.

Federally, the Canadian Radio-Television and Telecommunications Communication
(CRTC) and the Department of Industry are involved in the regulation of advertising, among others. The Competition Act has recently been amended to strengthen the enforcement action that can be taken against deceptive telemarketing solicitations. With respect to these solicitations, the Competition Act, in essence, requires specific disclosures to be made before engaging in telemarketing, prohibits the making of false or misleading representations and regulates contests, lotteries and games as well as the offering of products under certain particular circumstances. The Act also provides for the liability of the company, our officers and directors. Moreover, the Competition Act creates a non-criminal adjudicative mechanism with an improved range of remedies to deal with misleading advertising and deceptive marketing practices.

In addition to the various laws and regulations, the advertising industry in Canada, as in most countries, has devised a sophisticated system of self-regulation. The Canadian Code of Advertising Standards forms the basis of this system, supplemented by the standards set by individual media and by other advertising-related associations. The Code does not, however, supersede federal and provincial legislation affecting advertising.

Advertising services and other communication-marketing services may also be regulated in a similar or different manner in other countries.

National television networks and various other media have also adopted strict and extensive standards governing the advertisements that they will accept for broadcast or publication.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes appearing at Schedule "A" in this prospectus.

Overview

From the date of our formation on April 4, 2001 to July 31, 2001 we have been a development-stage company with limited revenues. After July 31, 2001 our company ceased to be a development stage company because our subsidiary ceased to be a development stage company. Our discussion will discuss the earnings that we report from our subsidiary company Gravity Spin Inc. Our financial statements are prepared in accordance with U.S. generally accepted accounting principles.

From the date of our subsidiary's incorporation on March 03, 2000 to July 31, 2001, it was a development-stage company. After July 31, 2001 our subsidiary ceased to be a development stage company. Our operating activities during this period consisted primarily of building infrastructure and developing our services to be provided to clients who desire communication-marketing services. The services we currently provide include advertising, sales promotion, graphic design, branding, new media and interactive-communication. To date, there have been revenues realized from operations of $139,763 for the six month period ended January 31, 2002, $166,269 for the twelve month period ended July 31, 2001 and $31,663 for the five month period ended July 31, 2000. We have also earned minimal interest on amounts held in our bank accounts, namely $92 for the six month period ended January 31, 2002, $236 for the twelve month period ended July 31, 2001 and $36 for the five month period ended July 31, 2000.

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                               ((((((Gravity Spin
                          Creative Business Solutions


Our operating expenses are classified into six categories:

     o    Cost of Goods Sold
     o    Legal and professional fees;
     o    Salaries;
     o    Depreciation;
     o    Bad debt and
     o    Other administrative expenses.

Our Cost of Goods Sold expenses include the direct costs associated with printing, and with our billable employees and contractors. These expenses include salaries, bonuses, benefits, and vacation expenses. Our Cost of Goods Sold margins reflect revenues less professional services expenses, which are incurred regardless of whether or not a billable employee's time is billed to a client. Historically, our Cost of Goods Sold expenses have increased in absolute dollars and may continue to increase in the foreseeable future due to wage increases or inflation. However, savings realized by voluntary or involuntary reductions in personnel may offset any expected increase in Cost of Goods Sold expenses. Our Cost of Goods Sold margins are affected by many factors, including utilization rate, the efficiency with which we utilize our employees, and the continuation of our clients in retaining our services. Any significant decline in fees billed to clients or the loss of a significant client would adversely affect our Cost of Goods Sold margins. If a client defers, modifies or cancels an engagement or chooses not to retain our services for additional phases of a project as expected, we must rapidly re-deploy professional services personnel to other engagements in order to minimize under-utilization which, in turn, would adversely affect Cost of Goods Sold margins.

Legal and professional fees consist primarily of accounting, legal and professional fees incurred by us in establishing our infrastructure.

Salary consists primarily of wages, benefits and salary paid to our employees.

Depreciation consists of depreciation and amortization of our assets.

Other administrative expenses consist primarily of advertising and promotion, courier, postage, credit card charges, currency exchanges and rounding, insurance, interest and bank charges, office supplies, telephone, travel and entertainment, and parking.

Interest expense consists of that interest accruing on amounts owed to related parties.

We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as a good indication of our future performance as we have not operated for a complete two year period that would allow for such comparisons. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development.

Results of operations:


Revenues increased from $31,663 for the five month period ended July 31, 2000 to $166,269 for the twelve-month ended July 31, 2001 and $139,763 for the six month period ended January 31, 2002. Our sales have increased significantly from our year ended July 31, 2001 compared to January 31, 2002 because we increased our client base and maintained our major clients. In addition our major clients Doral International and Doral Boats had us prepare three brochures in the interim period which also increased revenues. Our comparative interim period ended January 31, 2002 as compared to January 31, 2001 reflects our growth by maintaining existing clients and adding new clients to increase our sales. Because we invoiced the completion of the three brochures ($58,249) for Doral International and Doral Boats during the interim period, these services account for the majority of the increase for both comparative periods. We anticipate continued growth in the future primarily due to the number of clients we secure,

Registration Statement                                                   Page 22
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                               ((((((Gravity Spin
                          Creative Business Solutions


the size and scope of our engagements, and in part to development of deeper multi-service line relationships with our clients and an increase in bill-rates.

Our cost of goods sold has gradually increased as a percentage of sales from 38% for the period ended July 31, 2000 to 55% for the period ended July 31, 2001 and 62% for the period ended January 31, 2002. Our cost of goods sold percentage of sales has increased from our year ended July 31, 2001 to January 31, 2002 because we made a mistake on the brochures for Doral International and Doral Boats. Our comparative interim period ended January 31, 2002 as compared to January 31, 2001 reflects an increase in the cost of goods sold because of increasing costs in the industry and inefficiencies in completing projects in a timely fashion due to set up of our offices, moving locations and the hiring of new staff.

Our legal fees have increased significantly for the period ended July 31, 2001 compared to January 31, 2002 because of the fees incurred for auditing, legal and financial advice to file a registration statement with the Securities and Exchange Commission. Our comparative interim period ended January 31, 2002 as compared to January 31, 2001 reflects an increase for the same reason.

Salaries were $33,103 for the five month period ended July 31, 2000, $48,440 for the twelve month period ended July 31, 2001 and $32,226 for the six month period ended January 31, 2002. Salary expense increased pro-rata for the period ended July 31, 2001 to January 31, 2002 because an additional employee was hired in August 2001. Our comparative interim period ended January 31, 2002 as compared to January 31, 2001 reflects an increase for the same reason.

Depreciation was $1,224 for the five month period ended July 31, 2000 to $5,904 for the twelve month ended July 31, 2001 and $6,928 for the six month period ended January 31, 2002. Our depreciation has increased from our year ended July 31, 2001 compared to January 31, 2002 because we had to purchase a new server, software and telephones for our new office that cost approximately $8,045. Our comparative interim period ended January 31, 2002 as compared to January 31, 2001 reflects an increase because we purchased new computer equipment, software and furniture during the periods August 1, 2000 to July 31, 2001 in the amount of $22,181 and $8,045 in the interim period ended January 31, 2002.

Bad debt expense was $12,585 for the year-end July 31, 2001 due to our inability to collect or settling for less than the invoiced amount for jobs complete. There was no bad debt expense in either of the periods ended July 31, 2000 and January 31, 2002 as all accounts were collectible during these time periods but for the accounts expensed for July 31, 2001 referred to above.

Other administrative expenses have increased from $10,387 for the five month period ended July 31, 2000 to $25,677 for the twelve months ended July 31, 2001 and $29,419 for the 6 month period ended January 31, 2002. Our administrative expenses have increased from our year ended July 31, 2001 compared to January 31, 2002 because we had to incur internet hosting fees for a client in the amount of approximately $6,511 and we had to pay for additional telephone lines to increase from 2 to 5 lines, telephone deposit, office supplies and letterhead increased to reflect our address change, we prepared a brochure of our firm for the first time and expensed non material assets. Our comparative interim period ended January 31, 2002 as compared to January 31, 2001 reflects an increase for the same reason.


Interest income is comprised of amounts we earn from our bank accounts. These amounts are negligible and not informative to evaluate on a comparative basis. Interest income was higher in July 31, 2001 versus July 31, 2002 because the cash balance in our account was higher and because the interest income for July 31, 2000 was determined over a five month period versus the twelve month period July 31, 2001. The interest income earned to January 31, 2002 is consistent with the previous year end July 31, 2001 even though the cash balance is higher at January 31, 2002 versus July 31, 2001 because the ending cash balance for January 31, 2002 was not received until November, 2001 and therefore we had not earned interest evenly over the six months ended.


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                          Creative Business Solutions



Interest expense represent interest of 8% per annum associated with shareholder loans from Erwin Zecha. The total loans equal $67,691 for the period ended July 31, 2000, $130,770 for the period ended July 31, 2001 and $125,865 for the period ended January 31, 2002. The difference in interest expense from July 31, 2001 to January 31, 2002 is due to interest being calculated over a 6 month period ended January 31, 2002 versus a 12 month period ended July 21, 2001. Our comparative interim period ended January 31, 2002 as compared to January 31, 2001 reflects interest expense as almost equal because the interest expense incurred for the periods is calculated on the same amount of outstanding loans by Erwin Zecha the principal owner of Doral International and Doral Boats.


Due to the foregoing factors, our operating results are difficult to forecast. We believe that period-to-period comparisons of our operating results are not meaningful and you should not rely on them as indicative of our future performance. You should also evaluate our prospects in light of the risk, expenses and difficulties commonly encountered by comparable development-stage companies in new and rapidly evolving markets. We cannot assure you that we will successfully address such risks and challenges and therefore become profitable in the future.


LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have funded capital expenditures through the use of a shareholder's loan from Erwin Zecha in the amount of $130,770CDN and have raised $48,660 USD from private sale transactions. We expect that our capital expenditures will increase in the future as we scale up our presence.

Our operating activities have used cash resources of approximately $69,503 from nception to the period ending January 31, 2002. Our negative operating cash flow resulted principally from the net losses that we have incurred during the start-up period as funds were invested in the development of our products and services.

Our investing activities have used cash resources of approximately $38,216 from inception to the period ending January 31, 2002. Our negative investing cash flow resulted from purchasing property and equipment to carry on business.

Our financing activities have increased cash resources by approximately $174,531 from inception to the period ending January 31, 2002.

We have also received favorable exchange rates on our cash of $5,372, increasing our cash balance due to the difference between the American and Canadian dollar.

Our capital requirements depend on a number of factors. We expect to devote substantial resources to continue the growth of our infrastructure, expand our sales force, and support and increase our marketing efforts. Our expenditures have increased since the date of incorporation, and we anticipate that capital expenditures will continue to increase in absolute dollars in the foreseeable future.

At January 31, 2002, we had cash and cash equivalents of $72,184USD. We believe that with our available cash and cash equivalents together with our funds from operations and the money we raised pursuant to a Regulation "S" private offering in Canada ($48,660) in November 2001, that we have sufficient funds to operate for the next fiscal year.

If cash generated from operations is insufficient to meet our long-term liquidity needs, we may need to raise additional funds or seek other financing arrangements because the funds from this offering can not be used to finance the operations of the company as proceeds will be received by the shareholders only. Additional funding may not be available on favorable terms or not at all.




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                               ((((((Gravity Spin
                          Creative Business Solutions


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


We intend that any transactions between the company and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties. To date there has been two related party transactions between us and a principal shareholder. The first was with Mr. Erwin Zecha who originally loaned approximately $200,000CDN or $130,776 US to capitalize our operations having an maturity date of April 27, 2002, with interest at 8% per annum (See note 4 to the Financial Statements). Mr. Zecha, a principal stockholder of the company, is the owner of Doral International.

Doral International accounts for 46.1% ($64,492) of our gross revenues as of January 31, 2002. There is no formal written contract between our company and Doral International.

The second was with Private North America, which accounts for 4.3% ($5,984) of our gross revenues as of January 31, 2002. We signed a contract with Private North America for $11,875 in January for website development. Previous to this agreement there was no formal written agreement between our companies. Mr. Arnold is a principal stockholder of the company and President of Private North America, owning 300,000 stock options in Private North America.



MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for the shares presently and there is no stock option plan in existence at the date of this prospectus.


EXECUTIVE COMPENSATION

The following table sets forth the salaries, directors' fees and living allowances we expect to pay to our executives on an annual basis.

                                                                    Compensation
Person                    Position                    Salary*       July 31, 2001     Directors' Fees    Other Compensation(1)
---------                 --------                    -------       -------------     ---------------    ---------------------

Mr. Bruce Turner          President & Director        $61,060.00    $61,035           $0                 $9,525*
Derong Chen               Senior Designer             $22,050.00    $     0           $0                 $0
Marco Fernandez           Senior Internet             $20,475.00    $17,955           $0                 $0
                          Developer
*Exchange used 0.63USD

(1)  This represents a car allowance and commission.

We intend to do one, or a combination of the following, to compensate our employees, officers and directors so that they are retained and so that we can attract qualified personnel.

     o Enter into a stock option plan with our employees, officers and directors; and/or
     o    Issue shares to our employers, officers and directors.

The option plan and/or issuance of common shares to the employees will be at an exercise price of $0.10 to $1.00 USD.

We do not have an audit committee, nor do we have a compensation committee. We anticipate forming these committees at our next Board of Directors' meeting.

Compensation to directors. On December 4, 2001, we issued 10,000 common shares to each of our two directors, Raymond Turner and Mark Demmons, as compensation for their services as directors. Our third director, Bruce Turner, did not receive such compensation.

Registration Statement                                                   Page 25

                               ((((((Gravity Spin
                          Creative Business Solutions


ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (SEC), 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 covering the common shares being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents must be materially accurate and not misleading. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the Web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.




























Registration Statement                                                   Page 26

                               ((((((Gravity Spin
                          Creative Business Solutions





                           GRAVITY SPIN HOLDINGS, INC.

                   INDEX TO CONSOLIDATED FINANICAL STATEMENTS

                                      With

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                                                      Page

Report of Independent Certified Public Accountants                     F-2

Consolidated Financial Statements:

     Balance Sheets as of July 31, 2001 (Audited) and
       2000 (Audited) and January 31, 2002 (Unaudited)                 F-3

     Statements of Operations for the period from inception
       (March 1, 2000) through July 31, 2000 (Audited); for
       the year ended July 31, 2001 (Audited); for the six
       month periods ended January 31, 2002 and 2001 (Unaudited);
       and for the period from inception (March 1, 2000)
       through July 31, 2001 (Audited)                              F-4 to F-5

     Statements of Shareholders' Equity for the period from
       inception (March 1, 2000) through July 31, 2000 (Audited);
       for the year ended July 31, 2001 (Audited); and for
       the six months ended January 31, 2002 (Unaudited)               F-6

     Statements of Cash Flows for the period from inception
       (March 1, 2000) through July 31, 2000 (Audited); for
       the year ended July 31, 2001 (Audited); for the six month
       periods ended January 31, 2002 and 2001 (Unaudited); and
       for the period from inception (March 1, 2000) through
       July 31, 2001 (Audited)                                      F-7 to F-8

     Notes to Financial Statements                                  F-9 to F-15












Registration Statement                                                   Page 27

                         Independent Accountants' Report



Board of Directors
Gravity Spin Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Gravity Spin Holdings, Inc. (a Development Stage Company) as of July 31, 2001, and July 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended July 31, 2001 and for the period from March 1, 2000 (date of inception) through July 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gravity Spin Holdings, Inc. as of July 31, 2001, and July 31, 2000, and the results of its operations, its stockholders' equity, and its cash flows for the year ended July 31, 2001 and for the period from March 1, 2000 (date of inception) through July 31, 2001, in conformity with generally accepted accounting principles in the United States of America.


/s/ Miller and McCollom

MILLER AND MCCOLLOM, CPAs
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033
November 30, 2001 except for the second paragraph of note 6 which is January 31, 2002.











                                       F-2



Registration Statement                                                   Page 28

                           GRAVITY SPIN HOLDINGS, INC.
                          (a Development Stage Company)

                           Consolidated Balance Sheets

                                                                                               January 31,
                                                          July 31,            July 31,             2002
                                                            2001                2000           (Unaudited)
                                                      ----------------    ----------------   ----------------

                                     ASSETS

CURRENT ASSETS:
   Cash                                               $      23,160       $      17,942      $       72,184
   Accounts receivable net of allowance for
     bad debt of $6,048 at July 31, 2001                     49,103              20,952              36,143
   Prepaid expenses                                              --                  --               3,604
   Prepaid consulting services (Note 9)                          --                  --              25,000
                                                      ----------------    ----------------   ----------------
       Total current assets                                  72,263              38,894             136,931

PROPERTY AND EQUIPMENT:
   Office furniture and equipment,
     net of accumulated depreciation
     of $4,369, $880 and $8,030 respectively                 13,989              16,729              10,219
   Computer equipment, net of accumulated
     depreciation and amortization
     of $2,759, $343 and $6,026, respectively                 9,054               4,229              13,941
                                                      ----------------    ----------------   ----------------

       Net property and equipment                            23,043              20,958              24,160
                                                      ----------------    ----------------   ----------------

     Total assets                                     $      95,306       $      59,852      $      161,091
                                                      ================    ================   ================

                       LIABILITEIS AND STOCKHOLERS' EQUITY

CURRENT LIABILTIES:
   Loans payable to related parties (Note 4)          $     130,770       $      67,691      $      125,865
   Accounts payable and accrued expenses                     18,013              19,016              42,859
                                                      ----------------    ----------------   ----------------
       Total current liabilities                            148,783              86,707             168,724

STOCKHOLDERS' EQUITY (DEFICIT): (Note 1 and 6)
   Common stock; 25,000,000 shares of $.001
     par value authorized; 10,000,000,
     10,000,000 and 10,771,600,
     issued and outstanding, respectively                    10,000              10,000              10,772
   Discount on common stock                                  (9,994)             (9,994)             (9,994)
   Contributed surplus                                           --                  --              76,388
   Other comprehensive income                                 1,980                 102               5,372
   Deficit accumulated during the
     development stage                                      (55,463)            (26,963)            (55,463)
   Deficit accumulated subsequent to the
     development stage                                           --                  --             (34,708)
                                                      ----------------    ----------------   ----------------
       Total stockholders' (deficit)                        (53,477)            (26,855)             (7,633)
                                                      ----------------    ----------------   ----------------

     Total liabilities and stockholders' (deficit)    $      95,306       $      59,852      $      161,091
                                                      =================   ================   ================

                 The accompanying notes to financial statements
                     are an integral part of this statement.
                                       F-3

Registration Statement                                                   Page 29

                           GRAVITY SPIN HOLDINGS, INC.
                          (a Development Stage Company)

                      Consolidated Statements of Operations

                                                                March 1, 2000
                                                                  (Date of
                                                                 Inception)        Six Months    Six Months Ended    March 1, 2000
                                                                   through       Ended January   January 31, 2001       (Date of
                                               Year Ended         July 31,          31, 2002        (Unaudited)        Inception)
                                                July 31,            2000          (Unaudited)                           through
                                                  2001                                                               July 31, 2001
                                            ----------------  ----------------  ---------------  ----------------  -----------------

INCOME                                      $      166,269    $      31,663     $      139,763   $        58,741   $       197,932
COST OF GOODS SOLD                                  91,959           12,252             87,544            51,247           104,211
                                            ----------------  ----------------  ---------------  ----------------  -----------------
         Gross profit                               74,310           19,411             52,219             7,494            93,721

EXPENSES:
   Legal and professional fees                         762              328             13,559               202             1,090
   Salaries and benefits                            48,440           33,103             31,976            27,765            81,543
   Depreciation and amortization                     5,904            1,224              6,928             2,641             7,128
   Bad debt expense                                 12,585               --                 --                --            12,585
   Other administrative expenses                    25,677           10,387             29,419             8,187            36,064
                                            ----------------  ----------------  ---------------  ----------------  -----------------
         Total expenses                             93,368           45,042             81,882            38,795           138,410

Net (loss) from operations                         (19,058)         (25,631)           (29,663)          (31,301)          (44,689)

OTHER INCOME (EXPENSE):
   Interest income                                     236               36                 92               136               272
   Interest expense                                 (9,678)          (1,368)            (5,137)           (5,360)          (11,046)
                                            ----------------  ----------------  ---------------  ----------------  -----------------
                                                    (9,442)          (1,332)            (5,045)           (5,224)          (10,774)
                                            ----------------  ----------------  ---------------  ----------------  -----------------

         Net loss                           $      (28,500)   $     (26,963)    $      (34,708)  $       (36,525)  $       (55,463)
                                            ================  ================  ===============  ================  =================


                 The accompanying notes to financial statements
                     are an integral part of this statement.
                                       F-4




Registration Statement                                                   Page 30


                           GRAVITY SPIN HOLDINGS, INC.
                          (a Development Stage Company)

                      Consolidated Statements of Operations

                                                                March 1, 2000
                                                                  (Date of
                                                                 Inception)        Six Months    Six Months Ended    March 1, 2000
                                                                   through       Ended January   January 31, 2001       (Date of
                                               Year Ended         July 31,          31, 2002        (Unaudited)        Inception)
                                                July 31,            2000          (Unaudited)                           through
                                                  2001                                                               July 31, 2001
                                            ----------------  ----------------  ---------------  ----------------  -----------------

Net (loss) per common share                 $            *    $           *     $            *   $             *   $          (.01)
                                            ================  ================  ===============  ================  =================

Weighted average
   shares outstanding                           10,000,000       10,000,000         10,393,536        10,000,000        10,000,000
                                            ================  ================  ===============  ================  =================
                                                                                                                           (55,463)
* Less than $.01

OTHER COMPREHENSIVE INCOME:
   Net loss                                 $      (28,500)   $     (26,963)    $      (34,708)  $       (36,525)  $       (55,463)
   Foreign exchange translation adjustment           1,878              102              3,392                --             1,980
                                            ----------------  ----------------  ---------------  ----------------  -----------------
         Total other comprehensive income   $      (26,622)   $     (26,861)    $      (31,316)  $       (36,525)  $       (53,483)
                                            ================  ================  ===============  ================  =================








                 The accompanying notes to financial statements
                     are an integral part of this statement.
                                       F-5

Registration Statement                                                   Page 31

                           GRAVITY SPIN HOLDINGS, INC.
                          (a Development Stage Company)

            Consolidated Statements of Stockholders' Equity (Deficit)

                                                                                                                         Total
                                                             Discount on                     Other                   Stockholders'
                                   Common        Common        Common        Paid-in     Comprehensive                  Equity
                                   Shares         Stock         Stock        Capital        Income       Deficit       (Deficit)
                                ------------   ----------   -------------  -----------  --------------  ----------   -------------
Stock issued under private
   placement March 3, 2000                90   $       6    $       --     $       --    $         --    $     --    $          6

Recapitalization on reverse
    acquisition June 30, 2000      9,999,910       9,994        (9,994)            --              --          --              --

Net (loss) for the period
    March 1, 2000
    (date of inception)
    through July 31, 2000                             --            --             --             102     (26,963)        (26,861)
                                ------------   ----------   -------------  -----------  --------------  ----------   --------------

Balance July 31, 2000 (Audited)   10,000,000      10,000        (9,994)            --             102     (26,963)        (26,855)

Net (loss) for the year
   ended July 31, 2001                                --            --             --           1,878     (28,500)        (26,622)
                                ------------   ----------   -------------  -----------  --------------  ----------   --------------

Balance July 31, 2001 (Audited)   10,000,000      10,000        (9,994)            --           1,980     (55,463)        (53,477)

Payment received for
   private placement                 486,600         487            --         48,173              --          --          48,660

Shares issued to employees            35,000          35            --          3,465              --          --           3,500

Shares issued for consulting
    services                         250,000         250            --         24,750              --          --          25,000

Net (loss) for the six months
ended January 31, 2002                                --            --             --           3,392     (34,708)        (31,316)
                                ------------   ----------   -------------  -----------  --------------  ----------   -------------

Balance January 31, 2002
    (Unaudited)                   10,771,600   $  10,772    $   (9,994)    $   76,388   $       5,372   $ (90,171)   $     (7,633)
                                ============   ==========   =============  ===========  ==============  ==========   =============


                 The accompanying notes to financial statements
                     are an integral part of this statement.
                                       F-6

Registration Statement                                                   Page 32

                           GRAVITY SPIN HOLDINGS, INC.
                          (a Development Stage Company)

                      Consolidated Statements of Cash Flows

                                                                March 1, 2000
                                                                   (Date of                                        March 1, 2000
                                                                  Inception)      Six Months   Six Months Ended     (Date of
                                                                   through      Ended January  January 31, 2001     Inception)
                                                Year Ended         July 31,        31, 2002       (Unaudited)        through
                                                 July 31,            2000        (Unaudited)                      July 31, 2001)
                                                   2001
                                             ----------------  ---------------  -------------  ----------------   --------------
Cash Flows from Operating Activities:
   Net loss                                  $      (28,500)   $     (26,963)   $    (34,708)  $      (36,525)    $    (55,463)
   Adjustments to reconcile net loss to
     net cash used in operating activities
       Shares issued for services                        --               --          28,500               --               --
       Bad debts                                     12,585               --              --               --           12,585
       Depreciation                                   5,905            1,223           6,928            2,641            7,128
       Net change in operating assets and
        liabilities -
            Account receivable                      (40,736)         (20,952)         12,960               (1)         (61,688)
            Prepayments                                  --               --         (28,604)              --               --
            Accounts payable and accrued
              expense                                (1,003)          19,016          24,846          (11,277)          18,013
                                             ----------------  ---------------  -------------  ----------------   --------------
   Net cash (used) by operating activities          (51,749)         (27,676)          9,922          (45,162)         (79,425)

Cash flows from investing activities:
   Purchase of property and equipment                (7,990)         (22,181)         (8,045)          (3,722)         (30,171)
                                             ----------------  ---------------  -------------  ----------------   --------------
Cash (used) by investing activities                  (7,990)         (22,181)         (8,045)          (3,722)         (30,171)

Cash flows from financing activities:
   Common stock issued                                   --                6          48,660                6                6
   Loan payable to related party                     63,079           67,691          (4,905)          65,293          130,770
                                             ----------------  ---------------  -------------  ----------------   --------------
Net cash provided by financing activities            63,079           67,697          43,755           65,299          130,776

Effect of exchange rate changes on cash               1,878              102           3,392               --            1,980
                                             ----------------  ---------------  -------------  ----------------   --------------


                 The accompanying notes to financial statements
                     are an integral part of this statement.
                                       F-7

Registration Statement                                                   Page 33


                           GRAVITY SPIN HOLDINGS, INC.
                          (a Development Stage Company)

                      Consolidated Statements of Cash Flows

                                                                March 1, 2000
                                                                   (Date of                                        March 1, 2000
                                                                  Inception)      Six Months   Six Months Ended      (Date of
                                                                   through      Ended January  January 31, 2001     Inception)
                                                Year Ended         July 31,        31, 2002       (Unaudited)         through
                                                 July 31,            2000        (Unaudited)                      July 31, 2001)
                                                   2001
                                             ----------------  ---------------  -------------  ----------------   --------------


Net increase (decrease) in cash                       5,218           17,942          49,024           16,415           23,160

Cash, beginning of period                            17,942               --          23,160           17,942               --
                                             ----------------  ---------------  -------------  ----------------   --------------

Cash, end of period                          $       23,160    $      17,942    $     72,184   $       34,357     $     23,160
                                             ================  ===============  =============  ================   ==============

Supplemental disclosure of cash flow
 information:
   Interest paid                             $       10,110    $          --    $      6,073   $        8,800     $     10,110
                                             ================  ===============  =============  ================   ==============

   Income taxes paid                         $           --    $          --    $         --   $           --     $         --
                                             ================  ===============  =============  ================   ==============












                 The accompanying notes to financial statements
                     are an integral part of this statement.
                                       F-8


Registration Statement                                                   Page 34

                           GRAVITY SPIN HOLDINGS, INC.
                          (a Development Stage Company)

                 Notes to the Consolidated Financial Statements
                       March 3, 2000 through July 31, 2001
             (Information as of January 31, 2002 and the six months
                            then ended is unaudited)


Note 1 - Incorporation and Background Information
-------------------------------------------------

Gravity Spin Holdings, Inc. (the "Company") was incorporated in the State of Nevada, April 4, 2001. On June 30, 2001, the Company acquired the outstanding stock of Gravity Spin, Inc. (formerly E-Fusion ATP Inc.), a Canadian corporation, that had been incorporated on March 3, 2000. The Company issued 10,000,000 shares of its common stock for the acquisition of Gravity Spin, Inc. The two companies were under identical shareholder control. Prior to the acquisition, the Company had only nominal assets and liabilities. The transaction was treated as a reverse acquisition for accounting purposes, which is a capital transaction and not a business combination. The financial statements of the acquired subsidiary are presented for periods prior to the acquisition.

The Company engages in advertising, sales promotion, graphic design, branding. New media, and design services. Based upon the Company's business plan, it has been a development stage enterprise through its fiscal year, July 31, 2001, during which time conducted web page development and communication marketing methodology. Accordingly, through July 31, 2001, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the respective balance sheet dates through July 31, 2001. The unaudited financial statements at January 31, 2002 and for the six months ended January 31, 2002 and 2001 do not reflect development stage activities.

Note 2 - Summary of Significant Accounting Policies
---------------------------------------------------

This summary of significant accounting policies of Gravity Spin Holdings, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements. All amounts are stated in United States dollars. The financial reporting year-end is July 31. In the opinion of management, all adjustments necessary in order to make the interim financial statements not misleading at January 31, 2000 and 2001, and for the six months, respectively, then ending, have been made.

Registration Statement                                                   Page 35

--------------------------------------------------------------

The financial statements reflect the following significant accounting policies:

          (a)  Principles of consolidation

               The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Gravity Spin, Inc. All inter-company accounts have been eliminated.

          (b)  Use of estimates

               The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the period. Actual results could differ from these estimates.

          (c)  Accounts receivable

               Accounts receivable are recorded at the time that revenue is recognized as described in Note 2(h). An allowance for uncollectible accounts is provided when the collection of the account may be in doubt and subsequently written off when collection procedures are exhausted.

          (d)  Property and equipment

               Property and equipment are composed of office furniture and equipment, and computer equipment, and are being depreciated over five years and three years respectively.

          (e)  Advertising

               The Company incurred $1,041 advertising costs for the period ending July 31, 2000 and $476 for the year ending July 31, 2001. The Company's policy is to expenses advertising costs as incurred.

Registration Statement                                                   Page 36

--------------------------------------------------------------

          (f)  Per share information

               Per share information is based upon the weighted average number of shares outstanding during the period.

          (g)  Risks and uncertainties

               The  Company  is  subject  to  substantial   business  risks  and
               uncertainties inherent in the engagement of Internet professional services and website design activities.

               The Company's activities have been conducted with a small group of customers. Customers comprising more than 10% of the Company's revenues and their respective percentage of total revenues are as follows:

                    o During the period ended July 31, 2000, four customers each accounted for 25.0%, 18.7%, 17.9% and 17.1% of the Company's sales respectively.

                    o During the year ended July 31, 2001, three customers each accounted for 23.1%, 13.1% and 12.4% of the Company's sales respectively.

                    o During the six months ended January 31, 2002, three customers accounted for 31.5%, 16.5% and 15.1% of the Company's sales respectively.

               A related party, representing one of the Company's major shareholders, provided 3.7%, 13.2% and 46.6%, respectively, for the periods ending July 31, 2000, July 31, 2001, and January 31, 2002.

          (h)  Revenue Recognition

               The  Company's   revenues  are  derived   principally   from  the
               performance  of  services  and  design  activities.   Revenue  is
               recognized on the completion of the respective services and delivery to the customer and recorded when the amount is considered collectible.

Registration Statement                                                   Page 37

--------------------------------------------------------------

          (i)  Foreign currency translations

               Assets and liabilities of the Company's Canadian operation are translated into United States dollars at the rates of exchange in effect at the balance sheet date. Shareholders equity items are translated into United States dollars at their historical rates. The functional currency for the Canadian operation is the Canadian dollar. Income and expense items are translated at the weighted average exchange rates prevailing during each period reporting. Gains and losses resulting from foreign currency transactions are included in results of operations. Gains and losses resulting from translating the functional currency to the reporting currency are included in other comprehensive income.

          (j)  Fair value of financial instruments

               Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), Disclosure About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash and cash equivalents, accounts receivable, prepaid rent, accounts payable and accrued expenses, and notes payable approximate their estimated fair values due to their short-term maturities.

Note 3 - Cash and Cash Equivalents
----------------------------------

For purposes of the statements of cash flows, cash and cash equivalents consist of demand deposits in banks and cash on hand with an initial maturity of 90 days or less.

Note 4 - Loans payable to Related Parties
-----------------------------------------

As of July 31, 2001 the Company was indebted to one of its shareholders for $130,770 having a maturity date of April 27, 2002, with interest at 8% per annum. At July 31, 2001, interest had been paid through June 30, 2001, and at January 31, 2002 interest had been paid through December 31, 2001. The loans have been 50% guaranteed by another shareholder and also have been guaranteed 100% by a corporation jointly owned by the two shareholders. In the event the loan is not paid in full at due date, the holder will be entitled to extra shares of the Company's common stock which would give the holder a 40% interest in the outstanding common stock, after being reduced to give effect to additional shares that have been issued.

Registration Statement                                                   Page 38

Note 5 - Recent Accounting Pronouncements
-----------------------------------------

In June of 1998, the FASB issued Statement of Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended by SFAS 137, is effective for financial statements for all fiscal quarters to all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material impact on its results of operation, financial position or cash flows as it currently does not engage in any derivative or hedging activities.

The Company adopted Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income". FAS No. 130 require that the components and total amounts of comprehensive income be displayed in the financial statements beginning in 1998. Comprehensive income includes net income and all changes in equity during a period that arises from non-owner sources, such as foreign currency items and unrealized gains and losses on certain investments in equity securities. In addition to the net loss, the Company includes an amount for foreign currency translation adjustment as a part of its comprehensive income.

In December 1999, The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarized certain of the SEC's views regarding the application of generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC amended SAB 101 to require companies with the fiscal years beginning after December 15, 1999 to implement the provisions of SAB 101 no later than the fourth fiscal quarter. The Company adopted the provisions of SAB 101 in the fiscal quarter ending January 31, 2001. The adoption of the provisions did not have any material effect on its financial statements.

Note 6 - Common Stock
---------------------

Under accounting principles generally accepted in the United States of America, the acquisition of Gravity Spin Inc., as described in Note 1, is considered to be a capital transaction in substance, rather than a business combination, accompanied by a re-capitalization and is accounted for as a change in capital structure. Accordingly accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. A total of 10,000,000 shares of the Company's $0.001, par value, common stock were issued to the holders of Gravity Spin Inc. which became a wholly owned subsidiary. Since the Company had only nominal assets or liabilities, the Company accounted for the issuance of stock at par value and recorded a discount on the issuance of common stock of $9,994.

Registration Statement                                                   Page 39

--------------------------------

The Company sold a total of 486,600 shares of its common stock at $0.10 per share during September and October 2001 and January 2002.

During the six months ended January 31, 2002, the Company issued 35,000 shares of stock for services to employees and Directors of the Company and was recorded at the same price that the Company had sold stock during the same period. The weighted average fair value of the stock issued to the employees and Directors of the Company was $0.10.

The Company issued 250,000 shares of stock for consulting services as described in Note 9.

Note 7 - Income Taxes
---------------------

Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes and for net operating loss carryforwards.

Any deferred tax assets that the Company may have been has been fully offset by an evaluation allowance due to the uncertainty of the realization of the assets. The majority of the net operating loss carryforwards would be offset against Canadian income only. The amount of the United States income tax carryforwards is not material. The Canadian non-capital loss carryforwards will expire in 2007 and 2008. The carryforwards may be further limited by a change in company ownership.

Canadian income taxes at the statutory rate are reconciled to the Company's actual income taxes as follows:

                                                                     July 31,
                                                                     --------
                                                                2001          2000
                                                            ------------  ------------
Canadian Federal Income Taxes benefit at statutory rate
(38.6%) resulting from net operating loss carryforwards     $   10,229    $  10,408
Deferred income tax allowance                                  (10,229)     (10,408)
                                                            ------------  ------------
                                                                     --            --
                                                            ============  ============

Registration Statement                                                   Page 40

Note 8 - Lease Obligations
--------------------------

The Company's subsidiary has entered into an office and facility lease commencing February 1, 2002 and expiring January 31, 2007. The lease is generally subject to a base rent with varying increase provisions as provided for in the lease. Future base rent commitments, during the years ended July31 under the lease are as follows:

                        2002           $      5,556
                        2003                 11,111
                        2004                 11,111
                        2005                 11,111

The Company did not incur any rent expense for the years ending July 31, 2000 and 2001.

Note 9 - Prepaid Consulting Services
------------------------------------

On December 3, 2001, the Company entered into a Financial Services Consulting Agreement whereby the Company retained the consultant to provide services in connection with assisting the Company to obtain public listing or fee quotation service of its' common stock. In connection therewith the Company paid $5,000 to the consultant and issued 250,000 shares of its common stock at an agreed upon price of $0.10 per share. The agreement provides that the consultant will provide services from December 3, 2001 to the date the Company obtains a public listing or fee quotation service or for a period of one year, whichever last occurs. In accordance with EITF 96-18 the Company has determined a measurement date of December 3, 2001. The Company, in accordance with FAS 123 "Accounting for Stock Based Compensation", has determined the value of the services at the agreed upon price and, accordingly, recorded the issuance of the stock based upon the fair value of the services of $25,000.

The total cost of the services, $30,000, composed of the $5,000 cash paid and the $25,000 paid in stock, is being amortized over a period of 12 months, commencing on the measurement date. A total of $25,000 is being deferred at January 31, 2002.

Registration Statement                                                   Page 41

                               ((((((Gravity Spin
                          Creative Business Solutions


PART II


INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director of officer involving any act or omission of any such director or officer, provided however, that the foregoing provision shall not eliminate or limit the liability of a director of officer for acts or omissions which involve violation of criminal law or the payment of distributions in violation of N.R.S. 78.300. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee of SEC                                    $569.40
Accounting and Audit Fees                            $ 6,000
Legal Fees and Expense                               $10,000
Printing and Engraving Expenses                      $10,000
                                                     -------

Total                                                $26,569.40
                                                     ==========


RECENT SALES OF UNREGISTERED SECURITIES

(a)  Securities issued and sold:

1. On June 30, 2001 we issued 3,333,334 common shares, having $0.001 par value per share, to SS Holdings Inc., a Nevis corporation in exchange for 30 common shares of E Fusion ATP Inc. (Gravity Spin Inc.) pursuant to Regulation S of the Securities Act of 1933. S.S. Holdings, Inc. is beneficially owned by Bruce Turner, our president and a director.


2. On June 30, 2001 we issued 3,333,333 common shares, having $0.001 par value per share, to White Sands Holding Inc., a Nevis corporation in exchange for 30 common shares of E Fusion ATP Inc. (Gravity Spin Inc.) pursuant to Regulation S of the Securities Act of 1933. White Sands Holding Inc. is beneficially owned by Erwin Zecha.


3. On June 30, 2001 we issued 3,333,333 common shares, having $0.001 par value per share, to Oakridge Holdings, Inc., a Nevis corporation in exchange for 30 common shares of E Fusion ATP Inc. (Gravity Spin Inc.) pursuant to Regulation S of the Securities Act of 1933. Oakridge Holdings, Inc. is beneficially owned by Richard Arnold.



Registration Statement                                                   Page 42

                               ((((((Gravity Spin
                          Creative Business Solutions


4. On November 29, 2001, we accepted and executed subscription agreements that sold the following shares, having $0.001 par value per share, to the following persons, at an offering price of $0.10 per share for gross offering proceeds of $48,660 USD, pursuant to Regulation "S" of the Securities Act of 1933. We also issued 10,000 common shares to Marco Fernandez and 5,000 common shares to Derong Chen as payment in lieu of cash for their services as employees as indicated below:

Name                     Residency                     Shares       Proceeds
----------------------   ----------------------------- ---------    ----------
Souren Agemian           Toronto, Ontario, Canada      100,000      $10,000
Rosemary Agemian         Toronto, Ontario, Canada      100,000      $10,000
Earl Bolland             Island Grove, Ontario,          5,000      $   500
                         Canada
Keith Bolland            Newmarket, Ontario, Canada      5,000      $   500
Nancy Bolland            Toronto, Ontario, Canada        2,500      $   250
Frank Bosso              Thornhill, Ontario, Canada     10,000      $ 1,000
Maria Bosso              Thornhill, Ontario, Canada     10,000      $ 1,000
Gloria Browne            Newmarket, Ontario, Canada      5,000      $   500
Derong Chen              Mississauga, Ontario, Canada    5,000          *
Dr. Paul Custoreri       Thornhill, Ontario, Canada      2,500      $   250
Shaun De Jager           Toronto, Ontario, Canada        3,000      $   300
Lisa Di Maria            Toronto, Ontario, Canada       20,000      $ 2,000
Pauline Di Maria         Toronto, Ontario, Canada       20,000      $ 2,000
Vince Di Maria           Toronto, Ontario, Canada       20,000      $ 2,000
Jennifer Eisen           Toronto, Ontario, Canada        5,000      $   500
Dr. Robert Feeley        Toronto, Ontario, Canada       10,000      $ 1,000
Marco Fernandez          Mississauga, Ontario, Canada   10,000          *
Robert Ignagni           Toronto, Ontario, Canada       10,000      $ 1,000
Jens Jorgensen           Kleinberg, Ontario, Canada     27,500      $ 2,750
Natalia Jorgensen        Kleinberg, Ontario, Canada     25,000      $ 2,500
Pia Jorgensen            Sault St. Marie, Ontario,       2,500      $   250
                         Canada
Robert MacNeil           Brampton, Ontario, Canada      10,000      $ 1,000
Lise McLlwain            Grand Bend, Ontario, Canada     2,500      $   250
Mark Mickleborough       Toronto, Ontario, Canada        5,000      $   500
Carmen Minard            Mississauga, Ontario, Canada    2,500      $   250
Joe Minard               Oakville, Ontario, Canada      10,000      $ 1,000
Kevin Minard             Mississauga, Ontario, Canada    2,500      $   250
Trish Minard             Oakville, Ontario, Canada      10,000      $ 1,000
Douglas Paton            Thornhill, Ontario, Canada     10,000      $ 1,000
Wojciech Szalkowsky      Etobicoke, Ontario, Canada     10,000      $ 1,000
Aram Tourikian           Richmond Hill, Ontario,         9,300      $   930
                         Canada
Jane Tourikian           Richmond Hill, Ontario,         9,300      $   930
                         Canada
Nola Turner              Thornhill, Ontario, Canada     10,000      $ 1,000
Richard Turner           Mississauga, Ontario, Canada   12,500      $ 1,250

Total                                                  501,600      $48,600
* for services as employees



Registration Statement                                                   Page 43

                               ((((((Gravity Spin
                          Creative Business Solutions



5. On December 4, 2001 pursuant to Regulation "S" we entered into an agreement with IFG Investments Services Inc. and agreed to issue 250,000 common shares, as payment for services rendered and to be rendered in the amount of $25,000.


6. On December 4, 2001 pursuant to Regulation "D" rule 506 we issued 10,000 common shares to each of our directors Mark Demmons and Raymond Turner as compensation for their services as directors. We have valued these services at $1,000 per director.

(b)  Underwriters and Other Purchasers.

     Not applicable

(c)  Consideration.

     See (a) above.

(d)  Exemption from Registration Claimed.

     See (a) above.





























Registration Statement                                                   Page 44

                               ((((((Gravity Spin
                          Creative Business Solutions


EXHIBITS

A.  EXHIBITS

The following exhibits are attached hereto:

Exhibit
Number    Title
--------  -----

3.1       Our Articles of Incorporation dated April, 2001.
3.2       Our Articles of Amendment dated November 1, 2001.
3.3       Our Articles of Amendment dated December 5, 2001.
4.1       Specimen ordinary share certificate
5.1       Opinion  of Stepp  Law  Group  as to the  legality  of the  securities offered hereby
10.1      Material contract: Private North American
10.2      Material Agreement: Office Lease
23.1      Consent of Miller and McCollom, Certified Public Accountants
24.1      Power  of  Attorney   (Contained  on  the  signature   pages  of  this
          Registration Statement)

B.  FINANCIAL STATEMENT SCHEDULES

All schedules are omitted because they are not applicable or the required information is shown in our consolidated financial statements and related notes included in the prospectus.


UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

     (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) Include any additional changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities, which remain unsold at the end of the offering.

(4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

Registration Statement                                                   Page 45

                               ((((((Gravity Spin
                          Creative Business Solutions


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Bruce Turner his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of December 2001.


SIGNATURE                             TITLE


/s/ Mr.  Bruce Turner                 President and Director
-----------------------
Bruce Turner


/s/ Mr.  Raymond Turner               Director
-----------------------
Raymond Turner


/s/ Mr.  Mark Demmons                 Director
-----------------------
Mark  Demmons








Registration Statement                                                   Page 46

                               ((((((Gravity Spin
                          Creative Business Solutions


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Ontario, Canada; St. Petersburg, Florida; and Clearwater, Florida on December 10, 2001.


GRAVITY SPIN HOLDINGS INC.


SIGNATURE                             TITLE


/s/ Mr.  Bruce Turner                 President and Director
-----------------------
Bruce Turner


/s/ Mr.  Raymond Turner                Director
-----------------------
Raymond Turner


/s/ Mr.  Mark Demmons                 Director
-----------------------
Mark  Demmons





















Registration Statement                                                   Page 47